As filed with the Securities and Exchange Commission on December 21, 2017

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________________________

GULFMARK OFFSHORE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3533 (Primary Standard Industrial Classification Code Number)	76-0526032 (I.R.S. Employer Identification Number)

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024

(713) 963-9522

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James M. Mitchell

Executive Vice President and Chief Financial Officer

GulfMark Offshore, Inc.

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024
(713) 963-9522

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Shelton M. Vaughan, Esq.

Duane Morris LLP

1330 Post Oak Blvd., Suite 800

Houston, Texas 77056
(713) 402-3900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐
(Do not check if a smaller reporting company)
Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	5,612,033		$27.78	(3)	$155,902,277	$19,410
Equity Warrants to purchase Common Stock	149,900	(4)	–		–	(4)
Common Stock issuable upon exercise of the Equity Warrants	149,900	(5)	$27.78	(3)	$4,164,222	$519
Noteholder Warrants to purchase Common Stock	474,074	(4)	–		–	(4)
Common Stock issuable upon exercise of the Noteholder Warrants	474,074	(6)	$27.78	(3)	$13,169,776	$1,640
TOTAL	–		–		–	$21,569

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereby include such indeterminate number of additional securities as may be issued in connection with anti-dilution provisions or stock splits, stock dividends, recapitalizations or similar events.

(2)	The registration fee has been calculated in accordance with Rule 457 under the Securities Act.
(3)

Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price per security was calculated based upon the average of the high and low prices per share of GulfMark Offshore, Inc.’s Common Stock, par value $0.01 per share (“Common Stock”) reported by the NYSE American on December 18, 2017.

(4)

Pursuant to Rule 457(g), no separate registration fee is required for the warrants exercisable for shares of Common Stock for cash at an initial exercise price of $100.00 per share, or in certain circumstances, in accordance with a cashless exercise, that were issued to holders of pre-emergence outstanding Class A Common Stock of the Company (“Equity Warrants”) or the warrants exercisable for shares of Common Stock at an exercise price of $0.01 per share that were issued pro rata to the Company’s former noteholders (“Noteholder Warrants”).

(5)	Represents the maximum number of shares of Common Stock that may be issued upon exercise of the Equity Warrants being registered hereby.
(6)	Represents the maximum number of shares of Common Stock that may be issued upon exercise of the Noteholder Warrants being registered hereby.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 21, 2017

PROSPECTUS

GulfMark Offshore, Inc.

5,612,033 Shares of Common Stock

149,900 Equity Warrants

149,900 Shares of Common Stock Issuable Upon Exercise of the Equity Warrants

474,074 Noteholder Warrants

474,074 Shares of Common Stock Issuable Upon Exercise of the Noteholder Warrants

This prospectus relates to the offer and sale by the selling security holders identified in this prospectus of up to (i) 5,612,033 shares of our Common Stock, par value $0.01 per share, (ii) 149,900 Equity Warrants, (iii) 149,900 shares of Common Stock that may be issued upon exercise of the Equity Warrants, (iv) 474,074 Noteholder Warrants and (v) 474,074 shares of Common Stock that may be issued upon exercise of the Noteholder Warrants (the securities described in the foregoing clauses (i) through (v) are collectively referred to as the Securities). We are not selling any Securities and we will not receive any proceeds from the sale of the Securities by the selling security holders. We have paid the fees and expenses incident to the registration of the Securities for sale by the selling security holders.

Our registration of the Securities covered by this prospectus does not mean that the selling security holders will offer or sell any of the Securities. The selling security holders may sell the Securities covered by this prospectus in a number of different ways and at varying prices. For information on the possible methods of sale that may be used by the selling security holders, you should refer to the section entitled “Plan of Distribution” beginning on page 28 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, including the information incorporated by reference into this prospectus, and any amendments or supplements carefully before you make your investment decision.

Our Common Stock is listed on the NYSE American under the symbol “GLF.” On December 20, 2017, the last reported sale price of our Common Stock was $28.50 per share, as reported on the NYSE American. Our Equity Warrants are listed on the NYSE American under the symbol “GLF.WS.” On December 20, 2017, the last reported sale price of our Equity Warrants was $1.00, as reported on the NYSE American. We are in the process of registering our Noteholder Warrants to be traded and quoted on the OTCQX market (which is operated by OTC Markets Group, Inc.). There can be no assurance that an active trading market for the Noteholder Warrants will develop.

Our principal office is located at 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024. Our telephone number is (713) 963-9522.

Investing in our securities involves significant risks. You should carefully consider and evaluate all of the information contained in the prospectus, any prospectus supplements and in the documents incorporated into this prospectus by reference before you decide to purchase our securities. Please see “Risk Factors” beginning on page 4 of this prospectus for a discussion of certain risks that you should consider in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                      , 20

TABLE OF CONTENTS

Explanatory Note	1
Prospectus Summary	2
Risk Factors	4
Cautionary Note Regarding Forward-Looking Statements	9
Use of Proceeds	12
Determination of Offering Price	12
Market for the Securities	12
Dividend Policy	12
Selling Security Holders	13
Description of Common Stock	16
Description of Equity Warrants	24
Description of Noteholder Warrants	26
Plan of Distribution	28
Legal Matters	29
Experts	29
Where You Can Find More Information	29
Incorporation of Certain Information by Reference	30
Unaudited Pro Forma Financial Information	31

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission pursuant to which the selling security holders named herein may, from time to time, offer and sell or otherwise dispose of the Securities covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or Securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.

We have not authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the Securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any Securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

As used in this prospectus generally, the terms “GulfMark,” the “Company,” “we,” “our” or “us” mean GulfMark Offshore, Inc., a Delaware corporation, and its direct or indirect subsidiaries, unless the context otherwise requires, such as in the sections providing descriptions of the Securities offered in this prospectus.

i

EXPLANATORY NOTE

On May 17, 2017, GulfMark Offshore, Inc. filed a voluntary petition (the case commenced thereby, the “Chapter 11 Case”) seeking relief under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), to pursue a Chapter 11 plan of reorganization. The Chapter 11 Case was administered under the caption In re GulfMark Offshore, Inc.

On October 4, 2017, the Bankruptcy Court entered an order (the “Confirmation Order”) approving the Amended Chapter 11 Plan of Reorganization of the Company (as confirmed, the “Plan”). The Plan and the Confirmation Order were previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on October 5, 2017.

On November 14, 2017 (the “Effective Date”), the Plan became effective pursuant to its terms and the Company emerged from the Chapter 11 Case.

In connection with the Company’s emergence from bankruptcy and pursuant to the Plan, all existing shares of old Class A common stock of the Company were cancelled, and the Company issued (i) 2,267,408 shares of the Company’s new Common Stock, par value $0.01 per share (“Common Stock”), and 1,297,590 warrants exercisable for shares of Common Stock at an exercise price of $0.01 per share (“Noteholder Warrants”), pro rata, to the Company’s former noteholders pursuant to a warrant agreement, dated November 14, 2017, between the Company and American Stock Transfer & Trust LLC, as warrant agent, (ii) 2,035,811 shares of Common Stock and 975,492 Noteholder Warrants, pursuant to the Company’s rights offering that were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 1145 of the Bankruptcy Code, which generally exempts from such registration requirements the issuance of securities under a plan of reorganization, (iii) 1,424,679 shares of Common Stock and 683,777 Noteholder Warrants, pursuant to the Company’s rights offering that were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D thereunder, (iv) 1,240,243 shares of Common Stock in connection with the Company’s backstop commitment agreement, pursuant to which certain of the Company’s former noteholders agreed to backstop the Company’s rights offering, and (v) 75,000 shares of Common Stock and 810,811 warrants exercisable for shares of Common Stock for cash at an initial exercise price of $100.00 per share, or in certain circumstances, in accordance with a cashless exercise (“Equity Warrants”) to holders of pre-emergence outstanding Class A common stock of the Company pursuant to a warrant agreement, dated November 14, 2017, between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent. We refer to the Noteholder Warrants and the Equity Warrants collectively as the “Warrants.”

On the Effective Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Company agreed to file with the SEC within 60 days following a request therefor by sufficient holders, a shelf registration statement for the offer and resale of the Securities held by certain holders that duly request inclusion in such registration statement. The holders have customary demand, underwritten offering and piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement. The Registration Rights Agreement contains other customary terms and conditions, including, without limitation, provisions with respect to blackout periods and indemnification.

The consolidated financial statements and related notes incorporated by reference herein do not give effect to the Plan, including the impact of the adoption of fresh-start accounting, which was adopted upon the Company’s emergence from bankruptcy. Such adjustments will be reflected beginning November 14, 2017 in the Company’s consolidated financial statements that will be included in its Annual Report on Form 10-K for the year ending December 31, 2017. The Pro Forma Financial Statements contained herein are for informational and illustrative purposes only and they do not purport to represent what the results of operations or financial condition would have been had the respective transactions actually occurred on the dates indicated, nor do we purport to project the results of operations or financial condition for any future period or as of any future date. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. See “Risk Factors.”

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus, is not complete, and does not contain all of the information that you should consider before making your investment decision. Important information is incorporated by reference into this prospectus. You should carefully read the entire prospectus, including the documents incorporated by reference herein, which are described under “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” You should also read and carefully consider, among other things, the information presented and incorporated by reference under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and the consolidated financial statements and the notes thereto before making an investment decision.

Our Company

We provide marine support and transportation services primarily to companies involved in the offshore exploration and production of oil and natural gas. Our vessels transport drilling materials, supplies and personnel to offshore facilities, and also move and position drilling structures. A substantial portion of our operations is international. Our fleet has grown in both size and capability, from 11 vessels in 1990 to our present number of 69 vessels, through strategic acquisitions and the new construction of technologically advanced vessels, partially offset by dispositions of certain older, less profitable vessels. As of December 21, 2017, our fleet included 66 owned vessels, 28 of which are stacked, and three managed vessels.

We have the following operating segments: the North Sea, Southeast Asia and the Americas. Our chief operating decision makers regularly review financial information about each of these operating segments in deciding how to allocate resources and evaluate our performance. The business within each of these geographic regions has similar economic characteristics, services, distribution methods and regulatory concerns.

Risk Factors

You should carefully consider the risks described and incorporated by reference into this prospectus under “Risk Factors” and elsewhere in this prospectus, any prospectus supplement or amendment, our most recent Annual Report on Form 10-K and our other filings with the SEC that are incorporated into this prospectus in evaluating an investment in our Securities. The described risks could materially and adversely affect our business, financial condition or results of operation. If any of the risks were to actually occur, they may materially harm our business and our financial condition and results of operations. In this event, the trading price of our Common Stock and other Securities could decline and you could lose some or all of your investment.

We emerged from bankruptcy under Chapter 11 of the Bankruptcy Code on November 14, 2017. Upon our emergence from bankruptcy, we adopted fresh start accounting. Accordingly, our future financial condition and results of operations may not be comparable to the financial condition or results of operations reflected in our historical financial statements. The lack of comparable historical financial information may discourage investors from purchasing our Securities. In addition, in conjunction with our emergence from bankruptcy and our adoption of fresh start accounting, we adopted new accounting policies relating to drydocks and useful lives and estimated salvage values of our vessels. Prior to emergence, we expensed regulatory drydocks as they were incurred. With fresh start accounting, we will capitalize the cost of regulatory drydocks and amortize such cost over 30 months, the regulatory interval between required drydocks. Prior to emergence, we depreciated the cost of each vessel over a useful life of 25 years to an estimated salvage value of 15% of original cost. Under fresh start accounting, we reduced our useful life estimate of each vessel to 20 years and our salvage value estimate to 5%.

Corporate Information

Our Common Stock is listed on the NYSE American under the symbol “GLF” and our Equity Warrants are listed on the NYSE American under the symbol “GLF.WS.” We are in the process of registering our Noteholder Warrants to be traded and quoted on the OTCQX market (which is operated by OTC Markets Group, Inc.). There can be no assurance, however, that an active trading market for the Noteholder Warrants will develop. Our principal executive offices are located at 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024, and our telephone number at that address is (713) 963-9522. Our website address is www.gulfmark.com. Neither our website nor any information contained on our website is part of this prospectus.

THE OFFERING

Issuer	GulfMark Offshore, Inc., a Delaware corporation.

Common Stock the selling security holders are offering

6,236,007 shares of Common Stock, including 149,900 shares of Common Stock issuable upon exercise of the Equity Warrants and 474,074 shares of Common Stock issuable upon exercise of the Noteholder Warrants.

Equity Warrants the selling security holders are offering	149,900 Equity Warrants. See “Description of Equity Warrants” for further discussion.

Noteholder Warrants the selling security holders are offering	474,074 Noteholder Warrants. See “Description of Noteholder Warrants” for further discussion.

Common Stock outstanding	7,043,141 shares of Common Stock as of December 21, 2017.

Selling security holders	Certain holders of our securities prior to our emergence from bankruptcy, including investment funds and other entities. See “Selling Security Holders” for further discussion.

Use of proceeds	We will not receive any proceeds from the sale of Securities by the selling security holders in this offering. See “Use of Proceeds.”

Dividend policy

We do not anticipate that cash dividends or other distributions will be paid with respect to our Common Stock in the foreseeable future. In addition, restrictive covenants in certain debt instruments to which we are, or may be, a party, limit our ability to pay dividends or our ability to receive dividends from our operating companies, and may negatively impact the trading price of our Common Stock. See “Dividend Policy.”

Risk factors

Investing in our Securities involves substantial risks. You should read carefully the “Risk Factors” section of this prospectus and the risk factors incorporated by reference into this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our Securities.

NYSE American ticker symbol for our Common Stock	“GLF”

NYSE American ticker symbol for our Equity Warrants	“GLF.WS”

RISK FACTORS

An investment in our Securities involves a significant degree of risk. Before you invest in our Securities you should carefully consider those risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 17, 2017, as amended by our Annual Report on Form 10-K/A filed on May 1, 2017, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated by reference into this prospectus, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our Securities. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. If that occurs, the trading price of our Securities could decline materially and you could lose all or part of your investment. Please read “Cautionary Note Regarding Forward-Looking Statements.”

The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.

Risks Related to Our Securities and this Offering

The trading price of our Securities may decline, and you may not be able to resell our Securities at prices equal to or greater than the price you paid or at all.

The trading price of our Common Stock and other Securities may decline for many reasons, some of which are beyond our control. In the event of a drop in the market price of our Securities, you could lose a substantial part or all of your investment in our Securities.

Numerous factors, including those described or referred to in this “Risk Factors” section and in the other documents incorporated herein by reference as well as the following, among others, could affect the prices of our Common Stock and other Securities:

•	our results of operations and financial condition;
•	the public reaction to our press releases, our other public announcements and our filings with the SEC;
•

changes in expectations as to our future results of operations and prospects, including financial estimates and projections by securities analysts and investors or failure to meet analysts’ performance expectations;

•	results of operations that vary from those expected by securities analysts and investors;
•	strategic actions by our competitors;
•	strategic decisions by us, our customers or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;
•	changes in applicable laws and regulations;
•	changes in accounting principles;
•	future sales of our Securities by us, the selling security holders, significant security holders or our directors or executive officers;
•	the realization of any risks described under this “Risk Factors” section or those incorporated by reference;
•	additions or departures of key members of management;
•	any increased indebtedness we may incur in the future;
•	changes in general and industry-specific market and economic conditions, including fluctuations in commodity prices;
•	volatile and unpredictable developments, including man-made, weather-related and other natural disasters, catastrophes or terrorist attacks in the geographic regions in which we operate; and
•	increased competition, or the performance, or the perceived or anticipated performance, of our competitors.

Sales of our Securities by existing security holders, or the perception that these sales may occur, especially by directors or significant security holders of the Company, may cause the price of our Common Stock and other Securities to decline.

If our existing security holders, in particular our directors or other affiliates, sell substantial amounts of our Common Stock or other Securities in the public market, or are perceived by the public market as intending to sell, the trading price of our Securities could decline. We cannot predict the timing or amount of future sales of our Securities by selling security holders pursuant to this prospectus, but such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for our Securities.

Our Common Stock is subject to restriction on foreign ownership and possible required divestiture by non-U.S. Citizen security holders.

Certain of our operations are conducted in the U.S. coastwise trade and are governed by the U.S. federal law commonly known as the Jones Act. The Jones Act restricts waterborne transportation of goods and passengers between points in the United States to vessels owned and controlled by “U.S. Citizens” as defined thereunder (which we refer to as U.S. Citizens). We could lose the privilege of owning and operating vessels in the Jones Act trade if non-U.S. Citizens were to own or control, in the aggregate, more than 25% of the equity interests in the Company. Such loss would have a material adverse effect on our results of operations.

Our Certificate of Incorporation and By-Laws authorize our board of directors to establish with respect to any class or series of capital stock, but not warrants, of the Company certain rules, policies and procedures, including procedures with respect to transfer of shares, to ensure compliance with the Jones Act. In order to provide a reasonable margin for compliance with the Jones Act, our board of directors has determined that until further action by our board of directors, at least 76% of the outstanding shares of Common Stock of the Company must be owned by U.S. Citizens. On the Effective Date, the maximum percentage of shares of Common Stock held by non-U.S. Citizens allowable under such policies and procedures was reached. At and during such time that the limit is reached with respect to shares of Common Stock, as applicable, we will be unable to issue any further shares of such class of common stock or approve transfers of such class of common stock to non-U.S. Citizens. Any purported transfer of equity interests in the Company in violation of these ownership provisions will be ineffective to transfer the equity interests or any voting, dividend or other rights associated with them. The existence and enforcement of these requirements could have an adverse impact on the liquidity or market value of our equity securities in the event that U.S. Citizens were unable to transfer shares in the Company to non-U.S. Citizens. Furthermore, under certain circumstances, this ownership requirement could discourage, delay or prevent a change of control of the Company.

There may be a limited trading market for our Noteholder Warrants and you may have difficulty trading and obtaining quotations for Noteholder Warrants.

There is currently no market for the Noteholder Warrants. We are currently in the process of registering the Noteholder Warrants to be traded and quoted on the OTCQX market (which is operated by OTC Markets Group, Inc.). There can be no assurance, however, that an active trading market will develop and, if the Noteholder Warrants are registered, there may be a limited trading market for our Noteholder Warrants on the OTCQX for the foreseeable future. The lack of an active market may impair your ability to sell your Noteholder Warrants at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your Noteholder Warrants. In addition, the bid and ask prices for our Noteholder Warrants on the OTCQX may fluctuate widely. As a result, you may find it difficult to dispose of, or to obtain accurate quotations of the price of, our Noteholder Warrants. This severely limits the liquidity of our Noteholder Warrants, and will likely reduce the market price of our Noteholder Warrants.

There is an increased potential for short sales of our Common Stock due to the sales of shares issued upon exercise of the Warrants, which could materially and adversely affect the market price of our Common Stock.

Downward pressure on the market price of our Common Stock that likely will result from sales of our Common Stock issued in connection with the exercise of the Warrants could encourage short sales of our Common Stock by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Such sales of our Common Stock could have a tendency to depress the price of the stock, which could increase the potential for short sales.

Our Common Stock is an equity interest and therefore subordinated to our indebtedness.

In the event of our liquidation, dissolution or winding up, our Common Stock would rank below all secured debt claims against us. As a result, holders of our Common Stock will not be entitled to receive any payment or other distribution of assets upon our liquidation, dissolution or winding up until after all of our obligations to our secured debt holders have been satisfied.

Because we currently have no plans to pay cash dividends or other distributions on our Common Stock, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid for it.

We currently do not expect to pay any cash dividends or other distributions on our Common Stock in the foreseeable future. Any future determination to pay cash dividends or other distributions on our Common Stock will be at the sole discretion of our Board of Directors and, if we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time. The Board of Directors may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, agreements governing any existing and future indebtedness we or our subsidiaries may incur and other contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders, and such other factors as the Board of Directors may deem relevant. See “Dividend Policy.” As a result, you may not receive any return on an investment in our Common Stock unless you sell our Common Stock for a price greater than that which you paid for it.

Our ability to raise capital in the future may be limited, which could make us unable to fund our capital requirements.

Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new secured debt securities, the secured debt holders would have rights senior to holders of Common Stock to make claims on our assets, and the terms of any additional debt could restrict our operations, including our ability to pay dividends on our Common Stock. If we issue additional equity securities, existing stockholders may experience dilution. Our Amended and Restated Certificate of Incorporation permits our Board of Directors to issue preferred stock which could have rights and preferences senior to those of our Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our security holders bear the risk of our future securities offerings reducing the market price of our Common Stock or other Securities, diluting their interest or being subject to rights and preferences senior to their own.

If securities analysts do not publish research or reports about our business or if they downgrade or provide negative outlook on our Securities or our sector, the price of our Securities and our trading volume could decline.

The trading markets for our Securities rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade or provide negative outlook on Securities or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our Securities could decline. If one or more of these analysts cease coverage of our business or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause the price or trading volume of our Securities to decline.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions provide for, among other things:

•	the ability of our Board of Directors to issue, and determine the rights, powers and preferences of, one or more series of preferred stock;
•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;
•	limitations on convening special stockholder meetings; and
•	the availability for issuance of additional shares of Common Stock; and
•

restrictions on the ability of any natural person or entity that does not satisfy the citizenship requirements of the U.S. maritime laws to own, in the aggregate, more than 24% of the outstanding shares of our Common Stock.

These anti-takeover provisions could discourage, delay or prevent a transaction involving a change in control of our Company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our Common Stock and other Securities. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. See “Description of Common Stock.”

Our stockholders will experience significant dilution upon the issuance of Common Stock if the shares of our Common Stock underlying the Warrants, including those issued in this offering, are exercised.

We have a significant number of securities allowing the purchase of our Common Stock. Investors could be subject to increased dilution upon the exercise of the Warrants. For example, as of November 14, 2017, we had 2,956,859 shares of Common Stock issuable upon the exercise of the Noteholder Warrants, with an exercise price of $0.01 per share, and up to 810,811 shares of Common Stock issuable upon the exercise of the Equity Warrants, with an exercise price of $100.00 per share. Such Warrants also have terms providing anti-dilution protection for some events that may occur in the future. See “Description of Equity Warrants – Adjustments,” “Description of Equity Warrants – Reorganization Event,” “Description of Noteholder Warrants – Adjustments” and “Description of Noteholder Warrants – Reorganization Event.” The issuance of such additional shares, or their subsequent sale, could adversely affect the price of our Common Stock.

The ownership position of our significant stockholders limits other stockholders’ ability to influence corporate matters and could affect the price of our Common Stock.

As of November 14, 2017, Raging Capital Management, LLC beneficially owned 32.8% of our outstanding Common Stock and Captain Q, LLC beneficially owned 16.6% of our outstanding Common Stock, which in total represents 49.4% of our outstanding Common Stock. While these stockholders are not a group, these two stockholders in and of themselves have the ability to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other significant corporate transactions. These two stockholders may have interests that differ from other stockholders, and they may each vote in a way with which other stockholders disagree and either or both may be adverse in the future to the interests of other stockholders. The concentration of ownership of our Common Stock may have the effect of delaying, preventing or deterring a change of control of our Company, could deprive our stockholders of an opportunity to receive a premium for their Common Stock as part of a sale of our Company, and may affect the market price of our Common Stock. This concentration of ownership of our Common Stock may also have the effect of influencing the completion of a change in control that may not necessarily be in the best interests of all of our stockholders.

We may not be able to maintain a listing of our Common Stock and Equity Warrants on the NYSE American.

We must meet certain financial and liquidity criteria to maintain such listing. If we fail to meet any of the NYSE American’s listing standards, our Common Stock or Equity Warrants may be delisted. In addition, our Board of Directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our Common Stock or Equity Warrants from the NYSE American may materially impair our stockholders’ ability to buy and sell our Common Stock and Equity Warrants and could have an adverse effect on the market price of, and the efficiency of the trading market for, our Common Stock and Equity Warrants. A delisting of our Common Stock or Equity Warrants could significantly impair our ability to raise capital.

Risks Related to Our Emergence from Our Chapter 11 Case

We recently emerged from bankruptcy, which could adversely affect our business and relationships.

It is possible that our having filed for bankruptcy and our recent emergence from the Chapter 11 Case could adversely affect our business and relationships with vendors, suppliers, service providers, customers, employees and other third parties. Due to uncertainties, many risks exist, including the following:

•	key suppliers could terminate their relationship or require financial assurances or enhanced performance;
•	the ability to renew existing contracts and compete for new business may be adversely affected;
•	the ability to attract, motivate and/or retain key executives and employees may be adversely affected;
•	employees may be distracted from performance of their duties or more easily attracted to other employment opportunities; and
•	competitors may take business away from us, and our ability to attract and retain customers may be negatively impacted.

The occurrence of one or more of these events could have a material and adverse effect on our operations, financial condition and reputation. We cannot assure you that having been subject to bankruptcy protection will not adversely affect our operations in the future.

In connection with the disclosure statement we filed with the Bankruptcy Court, and the hearing to consider confirmation of the Plan, we prepared projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan and our ability to continue operations upon our emergence from bankruptcy. Those projections were prepared solely for the purpose of the bankruptcy proceedings and have not been, and will not be, updated on an ongoing basis and should not be relied upon by investors. At the time they were prepared, the projections reflected numerous assumptions concerning our anticipated future performance with respect to prevailing and anticipated market and economic conditions that were and remain beyond our control and that may not materialize. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks and the assumptions underlying the projections and/or valuation estimates may prove to be wrong in material respects. Actual results may vary significantly from those contemplated by the projections. As a result, investors should not rely on these projections.

Our actual financial results after emergence from bankruptcy may not be comparable to our historical financial information as a result of the implementation of the Plan and the transactions contemplated thereby and our adoption of fresh start accounting.

We emerged from bankruptcy under Chapter 11 of the Bankruptcy Code on November 14, 2017. Upon our emergence from bankruptcy, we adopted fresh start accounting, as a consequence of which our assets and liabilities were adjusted to fair values and our accumulated deficit was restated to zero. Accordingly, our future financial condition and results of operations may not be comparable to the financial condition or results of operations reflected in our historical financial statements. The lack of comparable historical financial information may discourage investors from purchasing our Securities. In addition, in conjunction with our emergence from bankruptcy and our adoption of fresh start accounting, we adopted new accounting policies relating to drydocks and useful lives and estimated salvage values of our vessels. Prior to emergence, we expensed regulatory drydocks as they were incurred. With fresh start accounting, we will capitalize the cost of regulatory drydocks and amortize such cost over 30 months, the regulatory interval between required drydocks. Prior to emergence, we depreciated the cost of each vessel over a useful life of 25 years to an estimated salvage value of 15% of original cost. Under fresh start accounting, we reduced our useful life estimate of each vessel to 20 years and our salvage value estimate to 5%.

Upon our emergence from bankruptcy, the composition of our Board of Directors changed significantly.

Pursuant to the Plan, the composition of our Board of Directors changed significantly upon our emergence from bankruptcy. Our Board is now made up of seven directors, with a new non-executive Chairman of the Board, and six of whom have not previously served on the Board. The new directors have different backgrounds, experiences and perspectives from those individuals who previously served on the Board and, thus, may have different views on the issues that will determine the future of the Company. There is no guarantee that the new Board will pursue, or will pursue in the same manner, our strategic plans in the same manner as our prior Board. As a result, the future strategy and plans of the Company may differ materially from those of the past.

The ability to attract and retain key personnel is critical to the success of our business and may be affected by our emergence from bankruptcy.

The success of our business depends on key personnel. The ability to attract and retain these key personnel may be difficult in light of our emergence from bankruptcy, the uncertainties currently facing the business and changes we may make to the organizational structure to adjust to changing circumstances. We may need to enter into retention or other arrangements that could be costly to maintain. If executives, managers or other key personnel resign, retire or are terminated or their service is otherwise interrupted, we may not be able to replace them in a timely manner and we could experience significant declines in productivity.

Our unaudited pro forma financial information may not be representative of our future results.

The pro forma financial information included in this prospectus does not purport to be indicative of the financial information that will result from our future operations. In addition, the pro forma financial information presented in this prospectus is based in part on assumptions that we believe are reasonable. We cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the pro forma financial information included in this prospectus does not purport to be indicative of what our results of operations and financial condition will be in the future.

Risks Related to Our Business and Industry

Please see “Item 1A—Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and “Item 1A—Risk Factors” contained in our subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, which are incorporated by reference herein, for risk factors related to our business and industry.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein may contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain or be identified by the words “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” “believe,” “foresee,” “should,” “could,” “would,” “may,” “might,” “will,” “project,” “forecast,” “budget” and similar expressions. In addition, any statement concerning future financial performance (including, without limitation, future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions taken by or against us, which may be provided by management, are also forward-looking statements as so defined. Statements made by us that contain forward-looking statements may include, but are not limited to, information concerning our possible or assumed future results of operations and statements about the following subjects:

●

the effects of our Chapter 11 Case on our operations, including our relationships with employees, regulatory authorities, customers, suppliers, banks, insurance companies and other third parties, and agreements;

●	the effects of our Chapter 11 Case on our company and on the interests of various constituents, including holders of our common stock and debt instruments;

●	our ability to access the public capital markets;

●	our ability to continue as a going concern in the long term;

●	the potential adverse effects of our Chapter 11 Case on our liquidity, results of operations, or business prospects;

●	our ability to execute our business plan;

●	the cost, availability and access to capital and financial markets;

●	tax planning;

●	market conditions and the effect of such conditions on our future results of operations;

●	demand for marine supply and transportation services;

●	supply of vessels and companies providing services;

●	future capital expenditures and budgets for capital and other expenditures;

●	sources and uses of and requirements for financial resources;

●	market outlook;

●	operations outside the United States;

●	contractual obligations;

●	cash flows and contract backlog;

●	timing and cost of completion of vessel upgrades, construction projects and other capital projects;

●	asset impairments and impairment evaluations;

●	assets held for sale;

●	business strategy;

●	growth opportunities;

●	competitive position;

●	expected financial position;

●	interest rate and foreign exchange risk;

●	debt levels and the impact of changes in the credit markets and credit ratings for our debt;

●	timing and duration of required regulatory inspections for our vessels;

●	plans and objectives of management;

●	effective date and performance of contracts;

●	outcomes of legal proceedings;

●	compliance with applicable laws;

●	declaration and payment of dividends; and

●	availability, limits and adequacy of insurance or indemnification.

These types of statements are based on current expectations about future events and inherently are subject to a variety of assumptions, risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those expected, projected or expressed in forward-looking statements. It should be understood that it is not possible to predict or identify all risks, uncertainties and assumptions. Factors that could impact these areas and our overall business and financial performance and cause actual results to differ from these forward-looking statements include, but are not limited to, assumptions, risks and uncertainties associated with:

●	operational risk;

●	volatility in oil and natural gas prices or significant and sustained or additional declines in oil and natural gas prices;

●	sustained weakening of demand for our services;

●	general economic and business conditions;

●	the business opportunities that may be presented to and pursued or rejected by us;

●	insufficient access to sources of liquidity;

●	changes in law or regulations including, without limitation, changes in tax laws;

●	fewer than anticipated deepwater and ultra-deepwater drilling units operating in the Gulf of Mexico, the North Sea, offshore Southeast Asia or in other regions in which we operate;

●	unanticipated difficulty in effectively competing in or operating in international markets;

●	the level of fleet additions by us and our competitors that could result in overcapacity in the markets in which we compete;

●	advances in exploration and development technology;

●	dependence on the oil and natural gas industry;

●	drydocking delays or cost overruns on construction projects or insolvency of shipbuilders;

●	inability to accurately predict vessel utilization levels and day rates;

●	lack of shipyard or equipment availability;

●	unanticipated customer suspensions, cancellations, rate reductions or non-renewals;

●	uncertainty caused by the ability of customers to cancel some long-term contracts for convenience;

●	further reductions in capital expenditure budgets by customers;

●	ongoing capital expenditure requirements;

●	uncertainties surrounding deepwater permitting and exploration and development activities;

●

risks relating to compliance with the Jones Act, including the repeal or administrative weakening of the Jones Act or changes in the interpretation of the Jones Act related to the U.S. citizenship qualification;

●

uncertainties surrounding environmental and government regulations that could result in reduced exploration and production activities or that could increase our operations costs and operating requirements;

●	catastrophic or adverse sea or weather conditions;

●	risks of foreign operations, risk of war, sabotage, piracy, cyber-attack or terrorism;

●	public health threats;

●	disagreements with our joint venture partners;

●	assumptions concerning competition;

●	risks relating to leverage, including potential difficulty in maintaining compliance with covenants in our material debt or other obligations;

●	risks of currency fluctuations;

●	the shortage of or the inability to attract and retain qualified personnel; and

●	the risk factors discussed under the caption “Risk Factors” on page 4 of this prospectus and in our other reports filed with the SEC.

These statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. There can be no assurance that we have accurately identified and properly weighed all of the factors that affect market conditions and demand for our vessels, that the information upon which we have relied is accurate or complete, that our analysis of the market and demand for our vessels is correct or that the strategy based on such analysis will be successful.

The risks and uncertainties included here are not exhaustive. Other sections of this report and our other filings with the SEC include additional factors that could adversely affect our business, results of operations and financial performance. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this prospectus or the document in which it appears and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations or beliefs with regard to the statement or any change in events, conditions or circumstances on which any forward-looking statement is based.

USE OF PROCEEDS

The selling security holders will receive all of the net proceeds from the sale of the Securities that may be sold from time to time pursuant to this prospectus. We will not receive any of the proceeds from the sale of the Securities by the selling security holders that may be sold from time to time pursuant to this prospectus. We have agreed to pay certain fees and expenses of the selling security holders incurred in connection with the registration of the Securities for sale by the selling security holders.

DETERMINATION OF OFFERING PRICE

The selling security holders will determine at what price they may sell the Securities offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices.

MARKET FOR THE SECURITIES

On the Effective Date, by operation of the Plan, all agreements, instruments and other documents evidencing, relating to or connected with any equity interests of the Company, including the outstanding shares of the Company’s Class A common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Date, and any rights of any holder in respect thereof, were deemed cancelled, discharged and of no force or effect.

Our Common Stock and Equity Warrants are listed on the NYSE American under the symbols “GLF” and “GLF.WS”, respectively, and have been trading since November 15, 2017. No established public trading market existed for our Common Stock and Equity Warrants prior to November 15, 2017. The following table sets forth, for the periods indicated, the high and low sales prices of our Common Stock and Equity Warrants as reported by the NYSE American.

Common Stock:	High	Low

Fourth Quarter (from November 15, 2017 to December 20, 2017)	$34.96	$5.50

Equity Warrants:	High	Low

Fourth Quarter (from November 15, 2017 to December 20, 2017)	$4.00	$0.03

On December 20, 2017, as reported on the NYSE American, the closing price of our Common Stock was $28.50 per share and the closing price of our Equity Warrants was $1.00 per Equity Warrant. As of December 20, 2017, we had approximately 285 record holders of our Common Stock and 464 record holders of our Equity Warrants (not including beneficial owners whose securities are held in street name), based on information provided by our transfer agent.

DIVIDEND POLICY

We do not anticipate that cash dividends or other distributions will be paid with respect to our Common Stock in the foreseeable future. In addition, restrictive covenants in certain debt instruments to which we are, or may be, a party, limit our ability to pay dividends or our ability to receive dividends from our operating companies, and may negatively impact the trading price of our Common Stock.

While we have no current plans to pay dividends on our Common Stock, we will continue to evaluate the cash generated by our business and may decide to pay a dividend in the future. Any future determinations relating to our dividend policies and the declaration, amount and payment of any future dividends on our Common Stock will be at the sole discretion of our Board of Directors and, if we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time. The Board of Directors may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, agreements governing any existing and future indebtedness we or our subsidiaries may incur and other contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders, and such other factors as the Board of Directors may deem relevant.

SELLING SECURITY HOLDERS

This prospectus covers the offer and sale of up to an aggregate of 5,612,033 shares of Common Stock, 149,900 Equity Warrants, 149,900 shares of Common Stock that may be issued upon exercise of the Equity Warrants, 474,074 Noteholder Warrants and 474,074 shares of Common Stock that may be issued upon exercise of the Noteholder Warrants that may be offered and sold, from time to time by the selling security holders identified below, under this prospectus, subject to any appropriate adjustment as a result of any subdivision, split, combination or other reclassification of our Common Stock. We are registering the Securities pursuant to the Registration Rights Agreement, as described under “Explanatory Note.” The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the Securities owned by them but make no representation that any of the Securities will be offered for sale.

We have prepared the table, the paragraph immediately following this paragraph, and the related notes based on information supplied to us by the selling security holders on or prior to December 20, 2017. We have not sought to verify such information.

The table sets forth:

●	the names of the selling security holders;

●

the number of shares of Common Stock (including shares of Common Stock issuable upon exercise of the Equity Warrants and Noteholder Warrants, where applicable) beneficially owned by the selling security holders prior to the sale of the Common Stock covered by this prospectus, all of which may be offered and sold pursuant to this prospectus;

●

the number of shares of Common Stock (including shares of Common Stock issuable upon exercise of the Equity Warrants and Noteholder Warrants, where applicable) beneficially owned by the selling security holders following the sale of any Common Stock covered by this prospectus;

●

the number of Equity Warrants beneficially owned by the selling security holders prior to the sale of the Equity Warrants covered by this prospectus, all of which may be offered and sold pursuant to this prospectus;

●	the number of Equity Warrants beneficially owned by the selling security holders after the sale of the Equity Warrants covered by this prospectus;

●

the number of Noteholder Warrants beneficially owned by the selling security holders prior to the sale of the Noteholder Warrants covered by this prospectus, all of which may be offered and sold pursuant to this prospectus;

●	the number of Noteholder Warrants beneficially owned by the selling security holders after the sale of the Noteholder Warrants covered by this prospectus; and

●

the ownership of the selling security holders as a percentage of the outstanding Common Stock of the Company after this offering, based on the assumption that all Securities will be sold in the offering.

Selling Security Holder	Shares of Common Stock Beneficially Owned Prior to the Offering†	Shares of Common Stock Beneficially Owned After the Offering*	Equity Warrants Beneficially Owned Prior to the Offering	Equity Warrants Beneficially Owned After the Offering*	Noteholder Warrants Beneficially Owned Prior to the Offering	Noteholder Warrants Beneficially Owned After the Offering*	Percentage of Total Outstanding After the Offering*
5 Essex, L.P.(1)	1,168,816	0	0	0	0	0	—
Funds or accounts managed by Canyon Capital Advisors LLC (2)	1,112,205	0	0	0	0	0	—
JLP Credit Opportunity IDF Series Interests of the SALI Multi-Series Fund, L.P.(3)	22,262	0	0	0	22,262	0	—
JLP Credit Opportunity Master Fund Ltd. (3)	267,153	0	0	0	267,153	0	—
Mercer QIF Fund PLC – Mercer Investment Fund 1(3)	33,393	0	0	0	33,393	0	—
Raging Capital Offshore Fund, Ltd.(4)	65,344	0	59,811	0	0	0	—
Raging Capital Fund (QP), LP(4)	98,423	0	90,089	0	0	0	—
RC GLF 1, LP(4)	2,193,981	0	0	0	0	0	—
Solus LLC(5)	115,834	0	0	0	0	0	—
Sola Intermediate Fund LTD(5)	228,360	0	0	0	38,562	0	—
Solus Core Opportunities LP(5)	40,440	0	0	0	0	0	—
Solus Opportunities Fund 5 LP(5)	15,271	0	0	0	2,540	0	—
TIAA-CREF Bond Plus Fund(6)	76,769	0	0	0	12,977	0	—
TIAA-CREF High-Yield Fund(6)	514,665	0	0	0	86,863	0	—
TIAA Global Public Investments, LLC(6)	31,236	0	0	0	5,108	0	—
Ultra Master Ltd(5)	30,898	0	0	0	5,216	0	—
Wells Fargo Bank, National Association(7)	82,354	0	0	0	0	0	—
Wells Fargo Central Pacific Holdings, Inc.(7)	138,603	0	0	0	0	0	—

The number shares of Common Stock beneficially owned by each selling security holder includes the shares of Common Stock issuable upon exercise of the Equity Warrants and Noteholder Warrants that may be offered for resale by such selling holders pursuant to this prospectus. The shares of Common Stock (including the shares of Common Stock issuable upon exercise of the Equity Warrants and Noteholder Warrants) were acquired by the selling security holders in connection with our emergence from bankruptcy on November 14, 2017, in transactions that were exempt from registration under the Securities Act. See “Explanatory Note” above and Part I, Item 1 in Note 1 “General Information” and Note 2 “Bankruptcy and Related Matters” in our Quarterly Report on Form 10-Q for the three months ended September 30, 2017, which is incorporated by reference herein, for additional information regarding our restructuring and how the selling security holders acquired our Common Stock, Equity Warrants and Noteholder Warrants.

†

The number of Securities beneficially owned by each selling security holder is determined under rules promulgated by the SEC and includes voting or investment power with respect to securities. Under Rule 13d-3 under the Exchange Act, beneficial ownership includes any Securities to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of December 20, 2017, through the exercise of any warrant, stock option or other right. The inclusion in this table of such Securities, however, does not constitute an admission that the named security holder is a direct or indirect beneficial owner of such Securities. Percentage of beneficial ownership is based on 7,043,141 shares of Common Stock outstanding as of December 21, 2017. We believe, based on information supplied by the selling security holders, that unless otherwise indicated, each of the security holders has sole voting and investment power with respect to the Securities reported as beneficially owned by them.

*

Represents the amounts of Securities that will be held by the selling security holder after completion of this offering based on the assumptions that: (a) all Securities registered for sale by the registration statement of which this prospectus is a part will be sold by or on behalf of the selling security holder; and (b) no other Securities will be acquired prior to completion of this offering by the selling security holder. The selling security holders may sell all, some or none of the Securities offered pursuant to this prospectus and may sell other Securities that they may own pursuant to another registration statement under the Securities Act or sell some or all of their Common Stock pursuant to an exemption from the registration requirements of the Securities Act, including under Rule 144 promulgated thereunder or any successor rule. In addition, selling security holders who received shares of Common Stock or Noteholder Warrants pursuant to Company’s rights offering that was conducted pursuant to Section 1145 of the Bankruptcy Code may sell some or all of such Common Stock or Noteholder Warrants pursuant to an exemption from the registration requirements of the Securities Act under Section 4(a)(1) of the Securities Act at any time. Except as described below, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the Securities that may be held by the selling security holders after completion of this offering or otherwise.

(1)

Geoffrey Raynor controls and indirectly wholly owns Renegade Swish, LLC (“RS”), which is the manager of Captain Q, LLC (“Captain Q”), which in turn is the general partner of 5 Essex, L.P. Each of Captain Q, RS and Mr. Raynor may be deemed to be the beneficial owner of any such shares beneficially owned by Captain Q only to the extent of the greater of his or its respective direct or indirect interest therein. Each of Captain Q, RS and Mr. Raynor hereby disclaims beneficial ownership of all such securities, except to the extent of any direct or indirect pecuniary interest therein. Scott McCarty, an employee of RS, currently serves on the board of directors of GulfMark. The business address for 5 Essex, L.P. is 301 Commerce Street, Suite 3200, Fort Worth, TX 76102.

(2)

Represents the following: (i) 4,840 shares of Common Stock held directly by Amundi Absolute Return Canyon Fund P.L.C., in respect of Amundi Absolute Return Canyon Reflection Fund; (ii) 39,584 shares of Common Stock held directly by Canyon-ASP Fund, L.P.; (iii) 185,840 shares of Common Stock held directly by Canyon Balanced Master Fund, Ltd.; (iv) 37,145 shares of Common Stock held directly by Canyon Blue Credit Investment Fund L.P.; (v) 13,929 shares of Common Stock held directly by Canyon Distressed Opportunity Investing Fund II, L.P.; (vi) 52,584 shares of Common Stock held directly by Canyon Distressed Opportunity Master Fund II, L.P.; (vii) 36,799 shares of Common Stock held directly by Canyon-GRF Master Fund II, L.P.; (viii) 17,407 shares of Common Stock held directly by Canyon NZ-DOF Investing, L.P.; (ix) 37,145 shares of Common Stock held directly by Canyon-SL Value Fund, L.P.; (x) 227,046 shares of Common Stock held directly by Canyon Value Realization Fund, L.P.; (xi) 9,050 shares of Common Stock held directly by Canyon Value Realization MAC 18 Ltd.; (xii) 20,540 shares of Common Stock held directly by EP Canyon Ltd.; and (xiii) 430,296 shares of Common Stock held directly by The Canyon Value Realization Master Fund, L.P. (collectively, the “Canyon Funds”), for each of which Canyon Capital Advisors LLC (“Canyon”) is an investment advisor. As investment advisor, Canyon has been granted discretionary rights, power and authority to manage, and vote with respect to, certain of the Canyon Funds’ investments, including each Canyon Fund’s investment in the Common Stock.

Canyon is owned and controlled by Joshua S. Friedman and Mitchell R. Julis. Canyon and each of Mr. Friedman and Mr. Julis disclaim beneficial ownership of the Common Stock, except to the extent of their discretionary rights, power and authority to manage, and vote with respect to, certain of the Canyon Funds’ investments, including each Canyon Fund’s investment in the Common Stock. Canyon is an affiliate of a registered broker-dealer. The business address for Canyon and each of the Canyon Funds is c/o Canyon Capital Advisors LLC, 2000 Avenue of the Stars, 11th Floor, Los Angeles, CA 90067.

(3)

Phoenix Investment Adviser LLC (“Phoenix”) acts as the discretionary investment subadvisor to JLP Credit Opportunity IDF Series Interests of the SALI Multi-Series Fund, L.P. (“IDF Series”) and Mercer QIF Fund PLC – Mercer Investment Fund 1 (“Mercer”). Additionally, Phoenix acts as the discretionary investment manager to JLP Credit Opportunity Master Fund Ltd. (together with IDF Series and Mercer, the “Phoenix Funds”). Phoenix may be deemed to have beneficial ownership of each fund’s respective investments in the Securities. The managing member of Phoenix is Jeffery Peskind. The mailing address for each of the Phoenix Funds is c/o Phoenix Investment Adviser LLC, 420 Lexington Avenue, Suite 2040, New York, NY 10170.

(4)

Raging Capital Management, LLC (“Raging Capital”) is the investment manager of Raging Capital Offshore Fund, Ltd. (“Raging Offshore”) and Raging Capital Fund (QP), LP (“Raging QP”). Additionally, Raging Capital is the general partner of RC GLF 1, LP (“RC GLF” and together with Raging Offshore and Raging QP, the “Raging Funds”). Raging Capital has sole investment authority over each of the Raging Funds, as a result of the individual investment management agreements with Raging Offshore and Raging QP and the limited partnership agreement with RC GLF. William C. Martin is the Chairman, Chief Investment Officer and Managing Member of Raging Capital. As a result, each of Raging Capital and Mr. Martin may be deemed to beneficially own the Securities held by the Raging Funds. Each of Raging Capital and Mr. Martin disclaims beneficial ownership of the Securities held by the Raging Funds. Each of the Raging Funds disclaims beneficial ownership of the Securities held by virtue of each fund’s inability to vote or dispose of such Securities as a result of their respective agreements with Raging Capital. Mr. Martin previously served as a director of GulfMark and Kenneth A. Traub, a Managing Partner at Raging Capital, is currently a director of GulfMark. The mailing address for each of the Raging Funds is Ten Princeton Avenue, P.O. Box 228, Rocky Hill, NJ 08553.

(5)

Solus Alternative Asset Management LP (“Solus”) is the investment manager for Solus LLC (“Solus LLC”), Solus Core Opportunities LP (“Core”), Sola Intermediate Fund Ltd (“Sola Intermediate”), Solus Opportunities Fund 5 LP (“Ops 5”) and Ultra Master Ltd (“Ultra” and together with Solus LLC, Core, Sola Intermediate and Ops 5, the “Solus Funds”). Solus GP LLC is the general partner of Solus. The managing member of Solus GP LLC is Christopher Pucillo. Solus, Solus GP LLC and Mr. Pucillo may be deemed to beneficially own the Securities held by the Solus Funds. Solus, Solus GP LLC and Mr. Pucillo each disclaim beneficial ownership of such Securities except to the extent of their pecuniary interests therein. The business address for each of the Solus Funds is c/o Solus Alternative Asset Management LP 410 Park Avenue, Floor 11, New York, NY 10022.

(6)

Teachers Advisors, LLC (“TAL”) is the investment advisor for TIAA-CREF Bond Plus Fund (“BPF”) and TIAA-CREF High-Yield Fund (“HYF”), each a series of TIAA-CREF Funds, a Delaware statutory trust. TAL is an indirect wholly owned subsidiary of Teachers Insurance and Annuity Association of America (“TIAA”). TIAA is the sole member of TIAA Global Public Investments, LLC (“TGPI” and together with BPF and HYF, the “TIAA Funds”). By virtue of the investment advisory agreements with BPF and HYF, each of TAL and TIAA may be deemed to share beneficial ownership with respect to the Securities held by BPF and HYF but disclaim any such beneficial ownership except to the extent of its pecuniary interest therein. William Martin, John Cerra and Kevin Lorenz exercise voting and/or investment control with respect to the Securities held by BPF. Kevin Lorenz and Jean C. Lin exercise voting and/or investment control with respect to the Securities held by HYF. TIAA may be deemed to be the beneficial owner of the Securities held by TGPI, but disclaims any such beneficial ownership except to the extent of its pecuniary interest therein. Ji Min Shin exercises voting and/or investment control with respect to the Securities held by TGPI. TAL is an affiliate of a registered broker-dealer. The business address for the TIAA Funds is 730 Third Avenue, New York, NY 10017.

(7)

Wells Fargo Bank, N.A. (“WFB”) is a wholly-owned subsidiary of Wells Fargo & Company. Wells Fargo Central Pacific Holdings, Inc. (“WF Central Pacific”) is a wholly-owned direct subsidiary of WFC Holdings, LC (“WFC”) and a wholly-owned indirect subsidiary of Wells Fargo & Company. George D. Wick is the Executive Vice President of WFB, as well as a Director and Executive Vice President of WF Central Pacific, with the power to direct the voting and disposition of the Securities held by both WFB and WF Central Pacific. As such, each of Wells Fargo & Company and Mr. Wick may be deemed to be beneficial owners of the Securities held by WFB, and each of WFC, Wells Fargo & Company and Mr. Wick may be deemed to be beneficial owners of the Securities held by WF Central Pacific. Each of WFC, Wells Fargo & Company and Mr. Wick disclaim beneficial ownership of any such Securities except to the extent of their pecuniary interest therein. WFB and WF Central Pacific are affiliates of several registered broker-dealers. The business address for WFB and WF Central Pacific is 45 Fremont St., 29th Floor, San Francisco, CA 94105.

Relationships with Selling Security Holders

Information concerning the selling security holders may change from time to time, including by addition of additional selling security holders, and, if necessary, we will amend or supplement this prospectus accordingly. To our knowledge, none of the selling security holders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than its past and current ownership of our securities and related director memberships in addition to lending relationships.

Broker-Dealers and Underwriters

Certain selling security holders are registered broker-dealers or affiliates of registered broker-dealers (but are not themselves broker-dealers). Each of the selling security holders that are registered broker-dealers may be deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of our Common Stock may be underwriting discounts and commissions under the Securities Act. Each of the selling security holders who is an affiliate of a broker-dealer acquired the Securities identified in the table as beneficially owned by it in the ordinary course of business and, to our knowledge, at the time of that acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute those Securities. These broker-dealer affiliates did not receive the Securities to be sold in the offering as underwriting compensation.

DESCRIPTION OF COMMON STOCK

General

Pursuant to the Plan, on the Effective Date, the Company issued 7,043,141 shares of Common Stock. In addition, the Company has reserved an additional (i) 2,956,859 shares of Common Stock for the potential conversion of Noteholder Warrants to purchase Common Stock with an exercise price of $0.01; (ii) 876,553 shares of Common Stock for issuance under the Company’s management incentive plan and (iii) approximately 810,811 shares of Common Stock for the potential conversion of Equity Warrants to purchase Common Stock with an exercise price of $100.00 pursuant to the Plan. All previously issued and outstanding shares of the Company’s Class A common stock and other previously issued and outstanding existing equity interests in the Company have been cancelled as of the Effective Date.

Also on the Effective Date, the Company filed its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware and adopted its Amended and Restated Bylaws (the “Bylaws”). The following description of the Common Stock does not purport to be complete and is subject to and qualified by the full terms of the Certificate of Incorporation and the Bylaws, copies of which were filed as Exhibit 3.1 and Exhibit 3.2, respectively, to the registration statement of which this prospectus is part, and are incorporated herein by reference. Additionally, the General Corporation Law of the State of Delaware (the “DGCL”) may contain provisions which affect the capital stock of the Company.

Authorized Capitalization

The total number of shares of capital stock that the Company has authority to issue is 30,000,000 shares, consisting of (i) 25,000,000 shares of Common Stock and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). The shares of the Company’s Common Stock are subject to the Maritime Restrictions as described under “—Maritime Restrictions” below.

Subject to the limitations in the Certificate of Incorporation or applicable law, the shares of the Common Stock have all rights ordinarily associated with shares of common stock under Delaware law, including, but not limited to, general voting rights and general rights to dividends and distributions.

Voting and Dividend Rights

Each holder of record of Common Stock is entitled to one (1) vote for each share of Common Stock that is registered in such holder’s name on the books of the Company. The holders of record of Common Stock vote together as a single class on all matters on which holders of the Common Stock are entitled to vote except as otherwise required by applicable law. Holders of shares of Common Stock are entitled to receive equally, on a per share basis, such dividends or distributions as are lawfully declared on the Common Stock. Except as otherwise required by law, holders of Common Stock are not entitled to vote on any amendment to the Certificate of Incorporation (including any Preferred Stock Designation (as defined in the Certificate of Incorporation)) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL, provided that such amendment does not alter or change the designations, powers, preferences or rights of the shares of Common Stock so as to affect them adversely. Notwithstanding the foregoing, the rights of Non-U.S. Citizen (as defined under “—Maritime Restrictions”) owners of shares of the Company’s Common Stock to receive dividends or other distributions (upon liquidation or otherwise) are subject to the Maritime Restrictions as described under “—Maritime Restrictions” below.

Number of Directors

The total number of directors constituting the entire Board of Directors may not be not less than one (1) nor more than fifteen (15). Initially, the Board of Directors is comprised of seven (7) directors. Each director holds office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation, removal or incapacity. The number of directors may be changed from time to time by resolution of a majority of the Board of Directors. Directors need not be stockholders. In order to comply with U.S. maritime laws (“U.S. Maritime Laws”), no more than a minority of the number of directors necessary for a quorum of the Board of Directors may be Non-U.S. Citizens. See the Maritime Restrictions as described under “—Maritime Restrictions” below.

Vacancies and Newly Created Directorships

Subject to the rights, if any, of the holders of shares of any class or series of Preferred Stock then outstanding to designate a director to fill a vacancy as set forth in the instrument of designation of such Preferred Stock applicable thereto, any vacancy on the Board of Directors resulting from any death, resignation, retirement, disqualification, removal from office, or newly created directorship resulting from any increase in the authorized number of directors or otherwise will be filled by (a) the Board of Directors, acting by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, or (b) stockholders of the Company, with an affirmative vote of the holders of a majority of the total voting power of all the shares of the Company entitled to vote generally in the election of directors, voting together as a single class. A director elected to fill a vacancy will hold office for a term expiring at the annual meeting of stockholders and until such director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

Special Meetings of the Stockholders

Special meetings of stockholders of the Company may be called at any time and from time to time only upon the written request (stating the purpose or purposes of the meeting) of (a) the Board of Directors, (b) the Chairman of the Board of Directors, or (c) the holders of ten percent or more of the total voting power of all the shares of the Company entitled to vote generally in the election of directors. Except as otherwise required by law or provided in the instrument of designation of any series of Preferred Stock of the Company, special meetings of the stockholders of the Company may not be called by any person, group or entity other than those specifically enumerated in this paragraph.

Stockholder Action by Written Consent

Any action required or permitted to be taken at any annual or special meetings of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, by a consent or consents in writing, setting forth the action so taken, (a) signed by stockholders of the Company holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares of the Company entitled to vote thereon were present and voted and (b) delivered to the Company in accordance with Section 228 of the DGCL.

Liquidation, Dissolution or Winding Up

Holders of shares of Common Stock, upon liquidation, dissolution or winding up of the affairs of the Company, are entitled to share equally, on a per share basis, in the assets thereof that may be available for distribution after satisfaction of creditors and of the preferences of shares of Preferred Stock. Notwithstanding the foregoing, the rights of Non-U.S. Citizen owners of shares of the Common Stock to receive distributions (upon liquidation or otherwise) are subject to the Maritime Restrictions as described under “—Maritime Restrictions” below.

Redemption

Shares of the Common Stock are not redeemable (except for any shares of Common Stock that are Excess Shares (as defined below)) and have no subscription or preemptive rights. For a description of the Company’s right to redeem Excess Shares, see “—Maritime Restrictions—Redemption of Excess Shares” below.

Transfer Agent and Registrar

The Transfer Agent and Registrar for shares of the Common Stock is American Stock Transfer & Trust Company.

Limitation of Directors’ Liability and Indemnification

The Certificate of Incorporation contains provisions eliminating the personal liability of the Company’s directors and officers to the Company and the Company’s stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Section 102 of the DGCL, as it may be amended. These provisions only apply to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under the DGCL and not for violations of other laws such as the U.S. Federal securities laws and U.S. Federal and state environmental laws. As a result of these provisions in the Certificate of Incorporation, the Company’s stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, the Company’s stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might benefit us.

Section 145 of the DGCL authorizes a company’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursements for expenses incurred arising from under the Securities Act. Our Certificate of Incorporation and Bylaws provide that the Company will indemnify and advance expenses to, and hold harmless, each of the Company’s directors and officers (each, an “Indemnitee”), to the fullest extent permitted by applicable law, who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the Company’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in the Certificate of Incorporation and Bylaws, the Company will be required to indemnify, or advance expenses to, an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors.

Pursuant to the Plan, indemnification agreements with each of the Company’s current and former officers, directors, agents, and/or employees (each, a “Contractual Indemnitee”) with respect to all present and future actions, suits, and proceedings against the Company or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Company, shall not be discharged or impaired by the Plan or the Confirmation Order; provided, however, that the Company shall not indemnify directors or officers of the Company for any claims or causes of action arising out of, or relating to, any act or omission resulting from gross negligence, willful misconduct, breach of fiduciary duty, intentional tort, a criminal act, or intentional fraud. Pursuant to the indemnification agreements, we will be obligated to indemnify the applicable Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding, other than an action or proceeding by or in our right, against all expenses, judgments, penalties, fines (including any excise taxes assessed on the Contractual Indemnitee with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, provided that he or she also had no reasonable cause to believe his or her conduct was unlawful. We will also be obligated to indemnify such Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding brought by or in our right to procure a judgment in our favor, against all expenses actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. Notwithstanding the foregoing sentence, no indemnification against expenses incurred by such Contractual Indemnitee in connection with such an action or proceeding brought by or in our right will be made in respect of any claim, issue or matter as to which such Contractual Indemnitee is adjudged to be liable to us or if applicable law prohibits such indemnification being made; provided, however, that, in such event, if applicable law so permits, indemnification against such expenses will nevertheless be made by us if and to the extent that the court in which such action or proceeding has been brought or is pending determines that, despite the adjudication of liability but in view of all the circumstances of the case, the Contractual Indemnitee is fairly and reasonably entitled to indemnity for such expenses.

The indemnification agreements also provide for the advancement of all reasonable expenses incurred by such Contractual Indemnitee in connection with any action or proceeding covered by the indemnification agreement. The Contractual Indemnitee will be required to repay any amounts so advanced if, and to the extent that, it is ultimately determined that he or she is not entitled to be indemnified by us against such expenses. The Contractual Indemnitee will further be required to return any such advance to us which remains unspent at the conclusion of the action or proceeding to which the advance related.

Delaware Section 203

Section 203 of the DGCL generally prevents an interested stockholder (defined as a person owning 15% or more of the Company’s outstanding voting stock) of a Delaware corporation from engaging in a business combination (as defined therein) for three years following the date that person became an interested stockholder, unless various conditions are satisfied. The Company expressly elects not to be governed by Section 203 of the DGCL. Accordingly, we will not be subject to the anti-takeover effects of Section 203.

Anti-takeover Effects

The Maritime Restrictions may have anti-takeover effects because they will restrict the ability of Non-U.S. Citizens to own, in the aggregate, more than 24% of the outstanding shares of the Common Stock. The Board of Directors considers the Maritime Restrictions to be reasonable and in the Company’s best interests and the best interests of the Company’s stockholders because the Maritime Restrictions reduce the risk that the Company will not be a U.S. Citizen (as defined below) for purposes of operating U.S.-flag vessels in the U.S. coastwise trade. In the opinion of the Board of Directors, the fundamental importance to the Company’s stockholders of maintaining eligibility under these U.S. Maritime Laws is a more significant consideration than the indirect “anti-takeover” effect the Maritime Restrictions may have.

The availability for issuance of additional shares of the Company’s common stock could have the effect of rendering more difficult or discouraging an attempt to obtain control of the Company. For example, the issuance of shares of the Company’s common stock (within the limits imposed by applicable law and the rules of any exchange upon which the common stock may then be listed) in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. The issuance of additional shares of the Company’s common stock could also be used to render more difficult a merger or similar transaction even if it appears to be desirable to a majority of the Company’s stockholders.

Maritime Restrictions

The Company and certain of its subsidiaries are subject to U.S. Maritime Laws that generally require that only U.S. citizens own and operate U.S.-flag vessels in the U.S. coastwise trade (i.e., trade between points in the United States). We refer to any natural person or entity that satisfies the citizenship requirements of the U.S. Maritime Laws as a “U.S. Citizen,” and any natural person or entity that does not satisfy those requirements as a “Non-U.S. Citizen.” In general, a corporation must satisfy the following requirements in order to be a U.S. Citizen: (i) the corporation must be organized under the laws of the United States or of a state, territory or possession thereof; (ii) each of the chief executive officer and the chairman of the board of directors of the corporation must be a U.S. Citizen; (iii) no more than a minority of the number of directors of the corporation necessary to constitute a quorum for the transaction of business may be Non-U.S. Citizens; and (iv) at least 75% of each class or series of stock in the corporation must be owned by U.S. Citizens. Should the Company fail to satisfy the requirements of the U.S. Maritime Laws to be a U.S. Citizen, it would be prohibited from operating its vessels in the U.S. coastwise trade during the period of such non-compliance. In addition, the Company could be subject to fines and its vessels could be subject to seizure and forfeiture for violations of the U.S. Maritime Laws.

The following is a summary of the maritime restrictions (the “Maritime Restrictions”) in the Certificate of Incorporation. This summary is qualified in its entirety by reference to the full text of the Certificate of Incorporation. See also “Risk Factors—Risks Related to Our Securities and this Offering—Our Common Stock is subject to restriction on foreign ownership and possible required divestiture by non-U.S. Citizen security holders.”

General Restriction on Ownership of Shares by Non-U.S. Citizens

In order for the Company to protect its status as a U.S. Citizen, the Certificate of Incorporation restricts the record or beneficial ownership or control of shares of each class or series of the Company’s capital stock, which includes the Common Stock, by Non-U.S. Citizens to no more than 24% in the aggregate of the total issued and outstanding shares of such class or series. We refer to such percentage restriction on ownership by Non-U.S. Citizens of any class or series of shares of the Company’s capital stock as the “Permitted Percentage” and any such shares owned by Non-U.S. Citizens in excess of the Permitted Percentage as “Excess Shares.” The Certificate of Incorporation provides that a person will not be deemed to be the record or beneficial owner or have control of shares of the Company’s capital stock, if the Company determines that such person is not the owner of such shares for the purposes of the U.S. Maritime Laws. All references to beneficial ownership of shares and the derivative phrases thereof in this summary of the Maritime Restrictions include record ownership of shares and the ability to control shares.

Restriction on Transfers of Excess Shares

The Certificate of Incorporation provides that no shares of any class or series of the capital stock of the Company may be transferred to a Non-U.S. Citizen or a holder of record that will hold such shares for or on behalf of a Non-U.S. Citizen if, upon completion of such transfer, the number of shares of such class or series beneficially owned by all Non-U.S. Citizens in the aggregate would exceed the Permitted Percentage for such class or series. Any transfer or purported transfer of beneficial ownership of any shares of any class or series of capital stock of the Company, the effect of which would be to cause one or more Non-U.S. Citizens in the aggregate to beneficially own shares of any class or series of capital stock of the Company in excess of the Permitted Percentage for such class or series, shall, to the fullest extent permitted by law, be void ab initio and ineffective, and, to the extent that the Company or its transfer agent (if any) knows that such transfer or purported transfer would, if completed, be in violation of the restrictions on transfers to Non-U.S. Citizens set forth in Article VI of the Certificate of Incorporation, neither the Company nor its transfer agent (if any) shall register such transfer or purported transfer on the stock transfer records of the Company and neither the Company nor its transfer agent (if any) shall recognize the transferee or purported transferee thereof as a stockholder of the Company for any purpose whatsoever (including for purposes of voting, dividends and other distributions) except to the extent necessary to effect any remedy available to the Company under Article VI of the Certificate of Incorporation. In no event shall any such registration or recognition make such transfer or purported transfer effective unless the Board of Directors (or any duly authorized committee thereof, or any officer of the Company who shall have been duly authorized by the Board of Directors or any such committee thereof) shall have expressly and specifically authorized the same.

In connection with any purported transfer of shares of any class or series of the capital stock of the Company, any transferee or proposed transferee of shares and, if such transferee or proposed transferee is acting as a fiduciary or nominee for a beneficial owner, such beneficial owner, may be required by the Company or its transfer agent to deliver (i) certification (which may include as part thereof a form of affidavit) upon which the Company and its transfer agent shall be entitled to rely conclusively stating whether such transferee or proposed transferee or, if such transferee or proposed transferee is acting as custodian, nominee, purchaser representative or in any other capacity for a beneficial owner, whether such beneficial owner, is a U.S. Citizen, and (ii) such other documentation and information concerning its citizenship under Section 6.8 of Article VI of the Certificate of Incorporation as the Company may request in its sole discretion. Registration and recognition of any transfer of shares may be denied by the Company upon refusal to furnish any of the foregoing citizenship certifications, documentation or information requested by the Company. Each proposed transferor of such shares shall reasonably cooperate with any requests from the Company to facilitate the transmission of requests for such citizenship certifications and such other documentation and information to the proposed transferee and such proposed transferee’s responses thereto.

Notwithstanding any of the provisions of Article VI of the Certificate of Incorporation, the Company shall be entitled to rely, without limitation, on the stock transfer and other stockholder records of the Company (and its transfer agent) for the purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

Excess Shares

If on any date, including, without limitation, any record date (each, an “Excess Share Date”), the number of shares of any class or series of capital stock of the Company beneficially owned by all Non-U.S. Citizens in the aggregate should exceed the Permitted Percentage with respect to such class or series of capital stock, irrespective of the date on which such event becomes known to the Company (such shares in excess of the Permitted Percentage, the “Excess Shares”), then the shares of such class or series of capital stock of the Company that constitute Excess Shares for purposes of Article VI of the Certificate of Incorporation shall be (x) those shares that have been acquired by or become beneficially owned by Non-U.S. Citizens, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of acquisition, all other acquisitions of beneficial ownership of such shares by Non-U.S. Citizens from and after the acquisition of beneficial ownership of such shares by a Non-U.S. Citizen that first caused such Permitted Percentage to be exceeded, or (y) those shares beneficially owned by Non-U.S. Citizens that exceed the Permitted Percentage as the result of any repurchase or redemption by the Company of shares of its capital stock, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and going in reverse chronological order of acquisition; provided, however, that: (a) the Company shall have the power to determine, in its sole discretion, those shares of such class or series that constitute Excess Shares in accordance with the provisions of Article VI of the Certificate of Incorporation; (b) the Company may, in its sole discretion, rely on any documentation provided by Non-U.S. Citizens with respect to the date and time of their acquisition of beneficial ownership of Excess Shares; (c) if the acquisition of beneficial ownership of more than one Excess Share occurs on the same date and the time of acquisition is not definitively established, then the order in which such acquisitions shall be deemed to have occurred on such date shall be determined by lot or by such other method as the Company may, in its sole discretion, deem appropriate; (d) Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. Citizen shall be deemed to have been acquired, for purposes of Article VI of the Certificate of Incorporation, as of the date that such beneficial owner ceased to be a U.S. Citizen; and (e) the Company may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by the Company pursuant to Section 6.5 of the Certificate of Incorporation as to which shares of any class or series of the Company’s capital stock constitute Excess Shares of such class or series shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such class or series.

Redemption of Excess Shares

To the extent that the above ownership and transfer restrictions would be ineffective for any reason, the Certificate of Incorporation provides that, to prevent the percentage of aggregate shares of any class or series of the Company’s capital stock owned by Non-U.S. Citizens from exceeding the Permitted Percentage, the Company, by action of the Board of Directors (or any duly authorized committee thereof), in its sole discretion, will have the power (but not the obligation) to redeem all or any number of such Excess Shares, unless such redemption is not permitted under applicable law.

Until such Excess Shares are redeemed or they are no longer Excess Shares, the holders of such shares will not be entitled to any voting rights with respect to such shares and the Company will pay any dividends or distributions with respect to such shares into a segregated account. Full voting, distribution and dividend rights will be restored to such Excess Shares (and any dividends or distributions paid into a segregated account will be paid to holders of record of such shares), promptly after the time and to the extent that such shares have ceased to be Excess Shares, unless such shares have already been redeemed by the Company.

If the Board of Directors (or any duly authorized committee thereof) determines to redeem Excess Shares, the per share redemption price (the “Redemption Price”) for each Excess Share shall be paid by the issuance of one Redemption Warrant (as defined below) for each Excess Share; provided, however, that if (x) the Company has received written advice of counsel that a Redemption Warrant would be treated as capital stock under the U.S. Maritime Laws due to a change in the U.S. Maritime Laws, a written change in the policies of the U.S. Coast Guard or a written notice from the U.S. Coast Guard to the Company or (y) the Company is prevented from legally issuing Redemption Warrants under applicable law, then the Redemption Price shall be paid, as determined by the Board of Directors (or any duly authorized committee thereof) in its sole discretion, (A) in cash (by wire transfer or bank or cashier’s check), or (B) by the issuance of Redemption Notes (as defined below) or (C) by any combination of cash and Redemption Notes; provided further, however, if any outstanding Redemption Warrants or any outstanding Noteholder Warrants must be restructured as a result of an event described in clause (x) above in order for the Company to comply with the U.S. Maritime Laws, then the Redemption Price shall be paid in the same consideration approved by the Board of Directors (or any duly authorized committee thereof) in its sole discretion to be paid by the Company to the holders of any outstanding Redemption Warrants and any outstanding Noteholder Warrants in connection with such restructuring.

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“Redemption Warrants” means warrants to purchase one share of any specified class or series of the capital stock of the Company at an exercise price of $0.01 per share governed by the terms of a warrant agreement to be entered into by the Company and a warrant agent, the form of which was filed as Exhibit 4.4 to the registration statement of which this prospectus is part, and is incorporated herein by reference. Prior to the issuance of the specified class or series of the capital stock of the Company issuable upon exercise of any Redemption Warrants, the Redemption Warrants shall not entitle the holder or the owner of any beneficial interest in the Redemption Warrants to any rights as a stockholder of the Company, including any rights to vote, to receive dividends or other distributions, to exercise any preemptive right, or to receive notice as stockholders in respect of any meetings of stockholders. A holder of a Redemption Warrant (or its proposed transferee) who cannot establish to the satisfaction of the Company that it is a U.S. Citizen will not be permitted to exercise its Redemption Warrants to the extent the receipt of the shares upon exercise would cause such shares to constitute Excess Shares if they were issued.

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“Redemption Notes” means interest-bearing promissory notes of the Company with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury note having a maturity comparable to the term of such Redemption Notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the Redemption Notes. Such notes shall be governed by the terms of an indenture to be entered into by the Company and a trustee. Redemption Notes shall be redeemable at par plus accrued but unpaid interest.

With respect to the portion of the Redemption Price being paid in whole or in part by cash and/or by the issuance of Redemption Notes, such portion of the Redemption Price shall be an amount equal to, in the case of cash, or a principal amount equal to, in the case of Redemption Notes, the sum of (A) the fair market value of such Excess Share as of the date of redemption of such Excess Share less (B) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) which were paid to the holder of record of such Excess Share prior to the date on which such Excess Share is called for redemption instead of being paid into a segregated account by the Company.

Written notice of the redemption of the Excess Shares containing the information set forth in Section 6.6(c)(v) of Article VI of the Certificate of Incorporation, together with a letter of transmittal to accompany certificates, if any, representing the Excess Shares that have been called for redemption, shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the Company (the “Redemption Notice”), unless such notice is waived in writing by any such holders.

The date on which the Excess Shares shall be redeemed (the “Redemption Date”) shall be the later of (A) the date specified in the Redemption Notice sent to the record holder of the Excess Shares (which shall not be earlier than the date of such notice), and (B) the date on which the Company has irrevocably deposited in trust with a paying agent or set aside for the benefit of such record holder consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares in Redemption Warrants, cash and/or Redemption Notes.

Each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (A) the Redemption Date (as determined pursuant to Section 6.6(c)(iv) of Article VI of the Certificate of Incorporation), (B) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares (and, to the extent such Excess Shares are certificated, the certificate number(s) representing such Excess Shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation, (E) any instructions as to the endorsement or assignment for transfer of such certificates (if any) and the completion of the accompanying letter of transmittal, and (F) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest.

On and after the Redemption Date, all right, title and interest in respect of the Excess Shares selected for redemption (including, without limitation, voting and dividend and distribution rights) shall forthwith cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for any purpose, including, without limitation, for purposes of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon or receiving any dividends or distributions (and may be either cancelled or held by the Company as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest.

Upon surrender of the certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record. On the Redemption Date, to the extent that dividends or other distributions (upon liquidation or otherwise) with respect to the Excess Shares selected for redemption were paid into a segregated account, then, to the fullest extent permitted by applicable law, such amounts shall be released to the Company upon the completion of such redemption.

Nothing in Section 6.6 of Article VI of the Certificate of Incorporation will prevent the recipient of a Redemption Notice from transferring its shares before the Redemption Date if such transfer is otherwise permitted under the Certificate of Incorporation and applicable law and the recipient provides notice of such proposed transfer to the Company along with the documentation and information required under Article VI of the Certificate of Incorporation establishing that such proposed transferee is a U.S. Citizen to the satisfaction of the Company in its sole discretion before the Redemption Date. If such conditions are met, the Board of Directors (or any duly authorized committee thereof) will withdraw the Redemption Notice related to such shares, but otherwise the redemption thereof will proceed on the Redemption Date in accordance with Section 6.6 of Article VI of the Certificate of Incorporation and the Redemption Notice.

Permitted Actions by the Company to the Maritime Restrictions

The Company has the power to determine the citizenship of the beneficial owners and the transferees or proposed transferees (and, if such transferees or proposed transferees are acting as fiduciaries or nominees for any beneficial owners, the citizenship of such beneficial owners) of any class or series of the Company’s capital stock and to require confirmation from time to time of the citizenship of the beneficial owners of any shares of its capital stock. As a condition to acquiring and having beneficial ownership of any shares of its capital stock, every beneficial owner of the Company’s shares must comply with certain provisions in the Certificate of Incorporation concerning citizenship, which are summarized below. The Company has the right under its Certificate of Incorporation to require additional reasonable proof of the citizenship of beneficial owners, transferees or proposed transferees (and any beneficial owners for whom such transferees or proposed transferees are acting as fiduciaries or nominees) of any shares of its capital stock, and the determination of the Company at any time as to the citizenship of such persons is conclusive.

The Certificate of Incorporation requires that promptly upon a beneficial owner’s acquisition of beneficial ownership of 5% or more of the outstanding shares of any class or series of capital stock of the Company, and at such other times as the Company may determine by written notice to such beneficial owner, such beneficial owner must provide to the Company a written statement or an affidavit, as specified by the Company, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Company beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the U.S. Maritime Laws, including 46 C.F.R. part 355. In addition, under the Certificate of Incorporation, a beneficial owner is required to provide such a written statement or affidavit when the Company determines, in its sole discretion, that the citizenship status of such beneficial owner may have changed or that it is necessary under the U.S. Maritime Laws for the Company to confirm the Company’s citizenship status.

Under the Certificate of Incorporation, when a beneficial owner of any shares of our capital stock ceases to be a U.S. Citizen, such beneficial owner is required to provide to the Company, as promptly as practicable but in no event less than five business days after the date such beneficial owner is no longer a U.S. Citizen, a written statement, stating the name and address of such beneficial owner, the number of shares of each class or series of its capital stock beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a Non-U.S. Citizen.

The Certificate of Incorporation requires that, promptly after becoming a beneficial owner, every beneficial owner must provide, or authorize such beneficial owner’s broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of the Company’s capital stock beneficially owned by such beneficial owner to provide, to the Company such beneficial owner’s address. A beneficial owner of the Company’s capital stock is also required by the Certificate of Incorporation to provide promptly upon request the Company with a written statement or an affidavit, as specified by the Company, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner’s acquisition of beneficial ownership of the shares of any class or series of capital stock of the Company specified by the Company in its request.

In the event that the Company requests the documentation described above and a beneficial owner fails to provide it by the specified date, the Certificate of Incorporation provides for the suspension of the voting rights of such beneficial owner’s shares of the Company’s capital stock and for the payment of dividends and distributions (upon liquidation or otherwise) with respect to those shares into a segregated account until the requested documentation is submitted in form and substance reasonably satisfactory to the Company (subject to the other Maritime Restrictions). In addition, the Company, upon approval by the Board of Directors (or any duly authorized committee thereof) in its sole discretion, has the power to treat such beneficial owner as a Non-U.S. Citizen unless and until the Company receives the requested documentation confirming that such beneficial owner is a U.S. Citizen.

In the event that the Company requests a transferee or proposed transferee (and, if such transferee or proposed transferee is acting as a fiduciary or nominee for a beneficial owner, such beneficial owner) of, shares of any class or series of the Company’s capital stock to provide the documentation described above, and such person fails to submit it in form and substance reasonably satisfactory to the Company by the specified date, the Company, acting through its Board of Directors (or any duly authorized committee thereof, or any officer of the Company who shall have been duly authorized by the Board of Directors or any such committee thereof), will have the power, in its sole discretion, to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on the stock transfer records of the Company and may prohibit and/or void such transfer, including by placing a stop order with the Company’s transfer agent, until such requested documentation is submitted and the Company is satisfied that the proposed transfer of shares will not result in Excess Shares.

Certificates representing shares of any class or series of the Company’s capital stock will bear legends concerning the restrictions on ownership by persons other than U.S. Citizens.

Maritime Restrictions Severable

The Maritime Restrictions are intended to be severable. If any one or more of the Maritime Restrictions is held to be invalid, illegal or unenforceable, the Certificate of Incorporation provides that the validity, legality or enforceability of any other provision will not be affected.

National Securities Exchange

In order for us to comply with any conditions to listing the shares of the Common Stock that may be specified by the NYSE or any other national securities exchange or automated inter-dealer quotation system, the Certificate of Incorporation provides that nothing therein, such as the provisions voiding transfers to Non-U.S. Citizens, will preclude the settlement of any transaction entered into through the NYSE or any other such national securities exchange or automated inter-dealer quotation system for so long as the Common Stock is listed on the NYSE. However, the fact that the settlement of any transaction occurs shall not negate the effect of any provision of Article VI of the Certificate of Incorporation and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in therein (including, without limitation, the redemption provisions applicable to Excess Shares).

DESCRIPTION OF EQUITY WARRANTS

General

On the Effective Date, the Company entered into a warrant agreement (the “Equity Warrant Agreement”) with American Stock Transfer & Trust Company, LLC, as warrant agent (the “Equity Warrant Agent”). Pursuant to the terms of the Plan, on the Effective Date, the Company issued Equity Warrants (we refer to holders thereof as “Equity Warrantholders”), which in the aggregate, are exercisable to purchase up to approximately 810,811 shares of Common Stock. You should read the Equity Warrant Agreement, including the form of global warrant certificate therein. The below description of the Equity Warrant Agreement is qualified in its entirety by reference to the Equity Warrant Agreement, a copy of which was filed as Exhibit 4.5 to the registration statement of which this prospectus is part, and is incorporated herein by reference.

Equity Warrants

In accordance with the Plan, the Company issued Equity Warrants to the holders of the equity interests in the Company that existed immediately before the Effective Date, totaling 810,811 Equity Warrants outstanding, exercisable until November 14, 2024, to purchase up to an aggregate of 810,811 shares of Common Stock at an initial exercise price of $100.00 per share, subject to adjustment as provided in the Equity Warrant Agreement. All unexercised Equity Warrants shall expire, and the rights of the Equity Warrantholder to purchase shares of Common Stock shall terminate, on November 14, 2024 at 5:00 p.m., New York City time (the “Equity Warrants Expiration Date”), which is the seventh anniversary of the Effective Date. See “– Jones Act Restrictions” for discussion as to the applicability of automatic conversion on the Equity Warrants Expiration Date.

No Rights As Stockholders

Pursuant to Section 14 of the Equity Warrant Agreement, prior to the exercise or conversion of any Equity Warrants into Common Stock, the Equity Warrants do not entitle the holder or the owner of any beneficial interest in such Equity Warrants to any rights as a stockholder of the Company, including, without limitation, any rights to vote, to receive dividends or other distributions, to exercise any preemptive right, or to receive notice as stockholders in respect of any meetings of stockholders unless, until and only to the extent such holder or owner becomes a holder of record of Common Stock issued upon settlement of Equity Warrants.

Jones Act Restrictions

The Company and certain of its subsidiaries are subject to the U.S. Maritime Laws, which generally require that only U.S. citizens own and operate U.S.-flag vessels in the U.S. coastwise trade (i.e., trade between points in the United States). We refer to any natural person or entity that satisfies the citizenship requirements of the U.S. Maritime Laws as a U.S. Citizen, and any natural person or entity that does not satisfy those requirements as a Non-U.S. Citizen. Under applicable U.S. Maritime Laws, among other things, the aggregate ownership by Non-U.S. Citizens of the Company’s outstanding Common Stock must not exceed 25%. To ensure compliance with the U.S. Maritime Laws, the Company’s Certificate of Incorporation limits ownership by Non-U.S. Citizens in the aggregate to not more than 24% of the Company’s outstanding Common Stock.

During the term of the Equity Warrants, the beneficial holders of Equity Warrants that are Non-U.S. Citizens are prohibited from converting their Equity Warrants into shares so long as any of the Noteholder Warrants held by Non-U.S. Citizens are outstanding and subject to the automatic conversion procedure in the Noteholder Warrants. In addition, beneficial holders of Equity Warrants that are Non-U.S. Citizens may not exercise their warrants to the extent that the exercise thereof would cause the aggregate ownership by Non-U.S. Citizens of the Common Stock to exceed 24% at the time of exercise. Once a beneficial holder of Equity Warrants that is a Non-U.S. Citizen is permitted to exercise its warrants, the warrants for which a validly delivered notice of exercise is outstanding are subject to automatic conversion procedures pursuant to which the Company determines on the last business day of each month and on the Equity Warrants Expiration Date the number of shares of Common Stock deliverable upon exercise of such outstanding warrants that would not constitute Excess Shares upon issuance, and such warrants will be automatically be converted on a first come, first served basis until the 24% limitation on ownership by Non-U.S. Citizens is reached.

Adjustments

The number of shares of Common Stock for which an Equity Warrant is exercisable, and the exercise price per share of such Equity Warrant, are subject to adjustment from time to time pursuant to Section 6 of the Equity Warrant Agreement upon the occurrence of certain events, including the issuance of a stock dividend to all holders of Common Stock, or a subdivision, a combination or other reclassification of the shares of Common Stock.

The Equity Warrants generally only permit Equity Warrantholders to exercise the Equity Warrants (x) pursuant to cash payment, whereby an Equity Warrantholder may elect to pay cash to purchase the shares underlying the Equity Warrant at the then-applicable exercise price; or (y) if the underlying shares of Common Stock are then-listed or admitted for trading on a national securities exchange or an over-the-counter market or comparable system as of the applicable exercise date, pursuant to a cashless exercise. If an Equity Warrantholder elects to have a cashless exercise, the Company will reduce the number of shares of Common Stock issuable pursuant to the exercise of the Equity Warrants, without any cash payment therefor.

Reorganization Event

Upon the occurrence of a merger, consolidation, recapitalization, reclassification, reorganization or business combination with another entity, each Equity Warrantholder will have the right to receive, upon exercise of an Equity Warrant, an amount of securities, cash or other property received in connection with such event with respect to or in exchange for the number of shares of Common Stock for which such Equity Warrant is exercisable immediately prior to such event.

Cashless Exercise

The Equity Warrants generally only permit Equity Warrantholders to exercise the Equity Warrants for a cash payment, or, if the underlying shares of Common Stock are listed on a national securities exchange as of the applicable exercise date, pursuant to a cashless exercise, whereby an Equity Warrantholder may elect to pay cash to purchase the shares underlying the Equity Warrant at the then-applicable exercise price. If an Equity Warrantholder elects to have a cashless exercise, the Company will reduce the number of shares of Common Stock issuable pursuant to the exercise of the Equity Warrants, without any cash payment therefor.

Modification of the Equity Warrant Agreement

We and the Equity Warrant Agent may from time to time supplement or amend the Equity Warrant Agreement:

●

without the approval of any beneficial holders of Equity Warrants in order to cure any ambiguity, manifest error or other mistake in the Equity Warrant Agreement, or to correct or supplement any provision contained therein that may be defective or inconsistent with any other provision therein, or to make any other provisions in regard to matters or questions arising thereunder that we and the Equity Warrant Agent may deem necessary or desirable and that shall not adversely affect, alter or change the interests of the beneficial holders of Equity Warrants in any material respect;

●

without the approval of any beneficial holders of Equity Warrants to implement any changes required by the U.S. Coast Guard or the U.S. Maritime Administration in order for the Company to comply with the limitations under the Certificate of Incorporation or U.S. Maritime Laws on ownership of shares of Common Stock by Non-U.S. Citizens; or

●

with the prior written consent of beneficial holders of Equity Warrants exercisable for a majority of the shares of Common Stock or other securities then issuable upon exercise of all of the Equity Warrants then outstanding;

provided that each amendment or supplement that decreases the Equity Warrant Agent’s rights or increases its duties and responsibilities under the Equity Warrant Agreement will also require the prior written consent of the Equity Warrant Agent. Notwithstanding the foregoing, the consent of each beneficial holder of Equity Warrants affected shall be required for any amendment pursuant to which the exercise price would be increased or the number of shares of Common Stock or other securities purchasable would be decreased (other than pursuant to adjustments provided in the Equity Warrant Agreement) or the expiration date would be shortened.

DESCRIPTION OF NOTEHOLDER WARRANTS

General

On the Effective Date, the Company entered into a warrant agreement (the “Noteholder Warrant Agreement”) with American Stock Transfer & Trust Company, LLC, as warrant agent (the “Noteholder Warrant Agent”). Pursuant to the terms of the Plan, on the Effective Date, the Company issued Noteholder Warrants entitling the holders thereof (“Noteholder Warrantholders”) to purchase an aggregate of 2,956,859 shares of Common Stock. You should read the Noteholder Warrant Agreement, including the form of global warrant certificate therein. The below description of the Noteholder Warrant Agreement is qualified in its entirety by reference to the Noteholder Warrant Agreement, a copy of which was filed as Exhibit 4.6 to the registration statement of which this prospectus is part, and is incorporated herein by reference.

Noteholder Warrants

In accordance with the Plan, the Company issued Noteholder Warrants to certain Non-U.S. Citizen creditors of the Company who otherwise would have been recipients of Common Stock pursuant to the Plan or the Company’s related rights offering, in lieu of such Common Stock, totaling 2,956,859 Noteholder Warrants outstanding, exercisable until November 14, 2042, to purchase an aggregate of 2,956,859 shares of Common Stock at an initial exercise price of $0.01 per share, subject to adjustment as provided in the Noteholder Warrant Agreement. See “– Adjustments.” All unexercised Noteholder Warrants shall expire, and the rights of the Noteholder Warrantholder to purchase shares of Common Stock shall terminate, on November 14, 2042 at 5:00 p.m., New York City time (the “Noteholder Warrants Expiration Date”), which is the 25th anniversary of the Effective Date. On the Noteholder Warrants Expiration Date, prior to the termination of the Noteholder Warrants, the Noteholder Warrants shall be deemed to be exercised in full by the Noteholder Warrantholder to the extent that shares of Common Stock deliverable upon exercise of the Noteholder Warrant would not constitute Excess Shares upon issuance and, if such exercise would result in the issuance of Excess Shares, the Company shall issue Redemption Warrants to the Noteholder Warrantholders.

No Rights As Stockholders

Prior to the exercise or conversion of any Noteholder Warrants into Common Stock, the Noteholder Warrants do not entitle the holder or the owner of any beneficial interest in such Noteholder Warrants to any rights as a stockholder of the Company, including, without limitation, any rights to vote, to receive dividends or other distributions, to exercise any preemptive right, or to receive notice as stockholders in respect of any meetings of stockholders unless, until and only to the extent such holder or owner becomes a holder of record of Common Stock issued upon settlement of Noteholder Warrants.

Jones Act Restrictions

The Company and certain of its subsidiaries are subject to the U.S. Maritime Laws, which generally require that only U.S. citizens own and operate U.S.-flag vessels in the U.S. coastwise trade (i.e., trade between points in the United States). We refer to any natural person or entity that satisfies the citizenship requirements of the U.S. Maritime Laws as a U.S. Citizen, and any natural person or entity that does not satisfy those requirements as a Non-U.S. Citizen. Under applicable U.S. Maritime Laws, among other things, the aggregate ownership by Non-U.S. Citizens of the Company’s outstanding Common Stock must not exceed 25%. To ensure compliance with the U.S. Maritime Laws, the Company’s Certificate of Incorporation limits ownership by Non-U.S. Citizens in the aggregate to not more than 24% of the Company’s outstanding Common Stock.

Subject to the monthly Noteholder Warrant exercise restrictions contained in the Noteholder Warrant Agreement, any Noteholder Warrantholder may exercise all or a portion of the Noteholder Warrants at any time or from time to time on any business day until the Noteholder Warrants Expiration Date, unless the Company determines that at the time of conversion of the Noteholder Warrant under such monthly exercise restrictions that the shares of Common Stock deliverable upon exercise of the Noteholder Warrant would constitute Excess Shares. If, on a quarterly basis, the Company determines that a certain number of shares of Common Stock deliverable upon exercise of the then outstanding Noteholder Warrants held by Non-U.S. Citizens would not constitute Excess Shares on the applicable automatic conversion date, the applicable Noteholder Warrant shall automatically be deemed to be exercised in full, without delivery of the notice of exercise or any action by the Noteholder Warrantholder, to the extent that (i) the Noteholder Warrantholder has not delivered prior written notice to the Company opting out of such exercise, in full or in part, and (ii) such exercise will not, as determined by the Company, result in Excess Shares after giving effect to such conversion.

Adjustments

The number of shares of Common Stock for which a Noteholder Warrant is exercisable is subject to adjustment from time to time pursuant to the Noteholder Warrant Agreement upon the occurrence of certain events, including the issuance of a stock dividend or distribution to holders of Common Stock, or a subdivision, a combination or other reclassification of the shares of Common Stock.

Reorganization Event

Upon the occurrence of a merger, consolidation, sale of all or substantially all of the assets of the Company, reclassification, reorganization or business combination with another entity, each Noteholder Warrantholder will have the right to receive, upon exercise of a Noteholder Warrant, an amount of securities, cash or other property as would have been received in connection with such event with respect to or in exchange for the number of shares of Common Stock for which such Noteholder Warrant is exercisable immediately prior to such event.

Cashless Exercise

Any Noteholder Warrantholder that has been determined by the Company to be a U.S. Citizen may exercise all or a portion of its Noteholder Warrants at any time or from time to time on any business day until the Noteholder Warrants Expiration Date by delivering to the Noteholder Warrant Agent (i) a notice of exercise, duly completed and executed, and (ii) payment of the exercise price for the shares of Common Stock thereby purchased by having the Company withhold, from the number of shares of Common Stock that would otherwise be delivered to such Noteholder Warrantholder upon such exercise, the number of shares equal in value to the aggregate exercise price as to all shares the Company would otherwise be obligated to deliver, based on the closing market price of the Common Stock on the trading day preceding the day the Noteholder Warrant will be converted to shares of Common Stock by the Company.

Modification of the Noteholder Warrant Agreement

The Noteholder Warrant Agreement and the Noteholder Warrants may be amended by the parties thereto without the consent of any Noteholder Warrantholder for the purpose of:

●

curing any ambiguity, or of curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Noteholder Warrant Agreement or the Noteholder Warrants as the Company and the Noteholder Warrant Agent may deem necessary or desirable that does not adversely affect the rights of any Noteholder Warrantholder; or

●

implementing any changes required in writing by the U.S. Coast Guard or the U.S. Maritime Administration in order for the Company to comply with the limitations under the Company’s Certificate of Incorporation or U.S. Maritime Laws on ownership of shares of Common Stock by Non-U.S. Citizens.

The Noteholder Warrant Agreement and the Noteholder Warrants may be amended or supplemented at any time with the written consent of the Noteholder Warrantholders holding Noteholder Warrants exercisable for a majority of the shares of Common Stock issuable upon the exercise of all the Noteholder Warrants then outstanding; provided that the consent of each Noteholder Warrantholder affected thereby shall be required for any amendment pursuant to which:

●

the number of shares of Common Stock issuable pursuant to each Noteholder Warrant would be decreased (in each case, other than pursuant to adjustments provided for in Section 12 of the Noteholder Warrant certificate);

●	the time period during which the Noteholder Warrants are exercisable would be shortened; or

●	any change adverse to the Noteholder Warrantholder would be made to certain specified anti-dilution provisions, exercise provisions or limitation on adverse acts provisions.

PLAN OF DISTRIBUTION

The Securities being registered are currently owned by the selling security holders. The selling security holders, which as used herein, includes their pledgees, donees, transferees or other successors in interest, may, from time to time, sell, transfer or otherwise dispose of any or all of their Securities either directly or through underwriters or broker-dealers or agents. If the Securities are sold through underwriters or broker-dealers, the selling security holder will be responsible for underwriting discounts or commissions or agent’s commissions. Such Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions):

●	on any national securities exchange or quotation service on which the applicable Securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

●	through the writing of options;

●	through the settlement of short sales in compliance with applicable law;

●	through any combination of the foregoing; or

●	any other method permitted pursuant to applicable law.

In connection with sales of the Securities or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Securities and deliver Securities to close out such short positions, loan or pledge Securities to broker-dealers that in turn may sell such Securities, enter into option or other transactions with other financial institutions that require the delivery of the Securities to such institutions which such institutions may resell, or enter into transactions in which a broker-dealer makes purchases as principal for resale for its own account or through other types of transactions.

The aggregate proceeds to the selling security holders from the Securities offered by them will be the purchase price of the Securities less discounts or commissions, if any. We will not receive any of the proceeds from this offering.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the Securities or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Securities may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the Securities in the market and to the activities of the selling security holders.

We have agreed to indemnify the selling security holders against specified liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Securities offered by this prospectus. We cannot assure you that the selling security holders will sell all or any portion of the Securities offered hereby.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Duane Morris LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of GulfMark Offshore, Inc. and consolidated subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the Securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the Securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549. Copies of these materials may be obtained, upon payment of a duplicating fee, from the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We also make available free of charge on our internet website at www.gulfmark.com our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring to other documents on file with the SEC. The information incorporated by reference is an important part of this prospectus.

If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

We incorporate by reference the following documents that we have filed with the SEC (File No. 1-33607) pursuant to the Exchange Act (excluding such documents or portions thereof that have been “furnished” but are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 17, 2017, as amended by our Annual Report on Form 10-K/A filed on May 1, 2017;

●	Quarterly Reports on Form 10-Q filed on May 10, 2017, August 9, 2017 and October 30, 2017; and

●

Current Reports on Form 8-K filed on January 11, 2017, March 7, 2017, March 14, 2017, March 15, 2017, March 17, 2017, March 22, 2017, March 29, 2017, March 31, 2017, April 12, 2017, April 17, 2017, May 1, 2017, May 16, 2017, May 18, 2017, May 23, 2017, June 1, 2017, June 16, 2017, June 27, 2017, September 22, 2017, October 2, 2017, October 5, 2017, October 26, 2017, November 15, 2017 and November 17, 2017.

We also incorporate by reference into this prospectus all documents that we subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Securities registered pursuant to registration statement of which this prospectus is part. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. You may obtain a copy of these filings by writing or telephoning us at:

GulfMark Offshore, Inc.

Attention: Corporate Secretary

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024

(713) 963-9522

Copies of certain information filed by us with the SEC, including our Annual Report and Quarterly Reports, are also available on our website at www.gulfmark.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

Unaudited Pro Forma Financial Information

The following unaudited condensed consolidated pro forma information (the “Pro Forma Financial Statements”) is based on the historical Consolidated Financial Statements of the Company. The Unaudited Pro Forma Balance Sheet summarizes the impact of the reorganization, implementation of the Plan and “fresh start” accounting as if the effective date of emergence from bankruptcy had occurred on September 30, 2017. The estimated reorganization value is allocated to the assets and liabilities based upon their estimated fair values. The estimated fair values of certain assets and liabilities, including our vessels and vessel related equipment, equity, equity warrants, deferred taxes and contingencies require significant judgments and estimates and the Pro Forma Balance Sheet reflects those estimates reasonably determined at December 21, 2017. The Unaudited Pro Forma Statements of Operations for the years ended December 31, 2016 and for the nine months ended September 30, 2017 summarize the impact of the reorganization, implementation of the Plan and “fresh start” accounting as if the effective date of emergence from bankruptcy had occurred on January 1, 2016. You should read the Pro Forma Financial Statements in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and our consolidated financial statements and related notes and other financial information included elsewhere or incorporated by reference in this prospectus.

We have prepared the Pro Forma Financial Statements for informational and illustrative purposes only and they do not purport to represent what the results of operations or financial condition would have been had the respective transactions actually occurred on the dates indicated, nor do we purport to project the results of operations or financial condition for any future period or as of any future date. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. See “Risk Factors.”

GULFMARK OFFSHORE, INC. (DEBTOR IN POSSESSION) AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2017 2017	Reorganization Adjustments		Fresh Start Adjustments		Pro Forma September 30, 2017 2017
(In thousands, except par value amounts)
ASSETS
Current assets:
Cash and cash equivalents	$11,461	100,000	a	-		$85,797
	-	(7,284)	a	-		-
	-	125,000	b	-		-
	-	(143,380)	c	-		-
Trade and other accounts receivable, net	26,511	-				26,511
Prepaid expenses and other	15,254	-		(7,637)	e	9,031
	-	-		1,414	f	-
Restricted cash	3,460	-		-		3,460
Total current assets	56,686	74,336		(6,223)		124,799

Vessels, equipment, and other fixed assets at cost, net	1,011,339	-		(1,011,339)	e	359,794
	-	-		359,794	f	-
Deferred costs and other assets	3,646	1,457	a	-		5,103
Total assets	$1,071,671	75,793		(657,768)		$489,696

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long term debt	$125,380	(125,380)	c	-		-
Debtor in possession financing	18,000	(18,000)	c	-		-
Accounts payable and accrued liabilities	30,422	-		-		30,422
Total current liabilities	173,802	(143,380)				30,422

Long-term debt	-	100,000	a	-		94,173
	-	(5,827)	a	-		-
Long-term income taxes:
Deferred income tax liabilities	118,858	-		(86,287)		32,571
Other income taxes payable	18,340	-		-		18,340
Other liabilities	3,256	-		-		3,256
Total liabilities not subject to compromise	314,256	(43,380)		(86,287)	-	178,762

Liabilities subject to compromise	448,124	(448,124)	d			-

Stockholders' equity	309,291	125,000	b	(1,011,339)	e	310,934
	-	448,124	d	(7,637)	e	-
	-	-		359,794	f	-
	-	-		1,414	f	-
	-	-		86,287	g	-
Total liabilities and stockholders' equity	$1,071,671	$81,620		$(657,768)		$489,696

GULFMARK OFFSHORE, INC. (DEBTOR IN POSSESSION) AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2016

(In thousands, except per share amounts)	Historical	Reorganization Adjustments		Fresh Start Adjustments		Pro Forma

Revenue	$123,719	$-		$(47)	a	$123,672
Costs and expenses:
Direct operating expenses	83,165	-		(503)	a	82,662
Drydock expenses	4,662	-		(4,662)	b	-
General and administrative expenses	37,663	-		-		37,663
Depreciation and amortization	58,182	-		(58,182)	c	26,962.63
	-	-		26,114	c	-
	-	-		848	b	-
Impairment charges	162,808	-		(162,808)	d	-
(Gain) loss on sale of assets and other	8,564	-		(8,564)	e	-
Total costs and expenses	355,044	-		(207,756)		147,288
Operating income (loss)	(231,325)	-		207,709		(23,616)
Other income (expense):
Interest expense	(33,486)	33,486	f	-		$(6,092)
	-	(6,092)	f			$-
Interest income	133	-		-		133
Gain on extinguishment of debt	35,912	(35,912)	g	-		-
Other financing costs	(11,287)	-		-		(11,287)
Foreign currency loss and other	(2,384)	-		-		(2,384)
Total other expense	(11,112)	(8,518)		-		(19,630)
Income (loss) before income taxes	(242,437)	(8,518)		207,709		(43,246)
Income tax benefit (provision)	39,458	1,138		(41,861)		(1,265)
Net income (loss)	$(202,979)	(7,381)		165,849		$(44,511)
Earnings (loss) per share:
Basic	$(8.09)					$(4.45)
Diluted	$(8.09)					$(4.45)
Weighted average shares outstanding:
Basic	25,094					10,000
Diluted	25,094					10,000

GULFMARK OFFSHORE, INC. (DEBTOR IN POSSESSION) AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2016

(In thousands, except per share amounts)	Historical	Reorganization Adjustments		Fresh Start Adjustments		Pro Forma

Revenue	$74,805	$-		-		74,805
Costs and expenses:
Direct operating expenses	58,991	-		(51)	a	58,940
Drydock expense	5,694	-		(5,694)	b	-
General and administrative expenses	26,960	-		-		26,960
Pre-petition restructuring charges	17,837	(17,837)	c	-		-
Depreciation and amortization	40,990	-		(40,990)	d	23,679
		-		20,643	d	-
		-		3,036	d	-
Impairment charges	-	-				-
(Gain) loss on sale of assets and other	5,207	-		(5,207)	e	-
Total costs and expenses	155,679	(17,837)		(28,263)		109,579
Operating loss	(80,874)	17,837		28,263		(34,774)
Other income (expense):
Interest expense	(27,344)	27,344	f	-		(5,861)
		(5,861)	f	-		-
Interest income	25	-		-		25
Gain on extinguishment of debt	-	-		-		-
Reorganization items	(13,976)	13,976	c	-		-
Foreign currency transaction loss and other	(23)	-		-		(23)
Total other income (expense)	(41,318)	35,459		-		(5,859)
Loss before income taxes	(122,192)	53,296		28,263		(40,633)
Income tax benefit	(67,813)	-		(8,226)		(76,039)
Net loss	$(190,005)	53,296		20,037		(116,672)
Earnings (loss) per share:
Basic	$(7.39)					$(11.67)
Diluted	$(7.39)					$(11.67)
Weighted average shares outstanding:
Basic	25,716					10,000
Diluted	25,716					10,000

Notes to Pro Forma Financial Statements

Pro forma balance sheet adjustments:

a.

Reflects the borrowing of $100 million under the term loan component of our exit financing facility. The facility also includes a $25 million revolving credit component which is available but is not assumed to be drawn. There is $7.3 million of debt issuance cost associated with the exit financing which is allocated based on value as 80% to the term loan component of the exit facility and 20% to the revolving credit component of the exit facility.

b.	Reflects the receipt of funds from holders of our former 6.375% senior notes due 2022, or Senior Notes, under the rights offering contemplated in the Plan.

c.	Reflects the use of cash to repay bank credit facilities and Debtor in Possession financing as contemplated in the Plan.

d.	Reflects the conversion to equity of our Senior Notes, including accrued interest, as contemplated under the Plan.

e.	Reflects the elimination of previous fixed and other asset, including accumulated depreciation, balances in contemplation of recording “fresh start” balances.

f.	Reflects recording fair values for inventory, vessels, equipment and other assets under “fresh start” accounting.

g.	Reflects the reduction in deferred taxes as a result of “fresh start” adjustments, primarily related to fixed assets.

Pro forma statement of operations adjustments:

a.	Reflects the elimination of revenues and operating expenses associated with vessels sold subsequent to December 31, 2015.

b.

Reflects the implementation of a new accounting policy related to drydocks. Previously we expensed regulatory drydocks as they occurred. Under the new policy we will capitalize the drydock cost and amortize the cost over 30 months. These adjustments reflect the elimination of previously recorded drydock expense and the recording of amortization expense assuming the policy was adopted on January 1, 2016.

c.

Reflects the elimination of previously recorded depreciation expense and the recording of “fresh start” depreciation expense based on the “fresh start” fair values and on changes in our depreciation policy. We reduced useful lives for our vessels from 25 years to 20 years and reduced our estimate of salvage value from 15% of original cost to 5% of original cost.

d.	Reflects the elimination of previously recorded impairment expense as such expense is not recurring and would not have been recorded had our assets been valued at the “fresh start” fair values.

e.	Reflects the elimination of losses resulting from sales of assets as such costs are not recurring and the assets sold are not included in our “fresh start” assets.

f.

Reflects the elimination of previously recorded interest expense associated with our Senior Notes which were converted to equity and our bank facilities which were repaid in full in accordance with the Plan. Also reflects recording pro forma interest expense based on the terms of our exit financing facility and the assumed borrowing of $100 million of the term loan component of our exit financing facility on January 1, 2016, which amount is assumed to remain outstanding during the period covered by the pro forma statements of operations. Interest includes amortization of issuance costs related to the entire exit financing facility and the unused capacity fee related to the $25 million revolving credit component of our exit financing facility, which component is assumed to remain unused during the period covered by the pro forma statements of operations.

g.

Reflects the elimination of gains resulting from repurchase of Senior Notes at a discount as the gains are not recurring as the Senior Notes are converted to equity on the assumed emergence date of January 1, 2016.

h.	Reflects the elimination of costs directly associated with the bankruptcy and reorganization as these costs are not recurring in the “fresh start” entity.

i.	Reflects the current period tax effects, related primarily to U.S. vessels, of the “fresh start” adjustment to income.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses (all of which will be borne by the registrant) incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions (if any). All of the amounts shown, except the SEC registration fee, are estimates.

SEC registration fee	$21,569
Financial printer fees and expenses	1,000
Legal fees and expenses	100,000
Accounting fees and expenses	25,000
Other expenses	5,000
Total:	$152,569

Item 14.          Indemnification of Directors and Officers.

The Certificate of Incorporation contains provisions eliminating the personal liability of the Company’s directors and officers to the Company and the Company’s stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the DGCL, as it may be amended. These provisions only apply to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under the DGCL and not for violations of other laws such as the U.S. Federal securities laws and U.S. Federal and state environmental laws. As a result of these provisions in the Certificate of Incorporation, the Company’s stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, the Company’s stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might benefit us.

In addition, the Certificate of Incorporation and Bylaws provide that the Company will indemnify and advance expenses to, and hold harmless, each of the Company’s directors and officers (each, an “Indemnitee”), to the fullest extent permitted by applicable law, who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the Company’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in the Certificate of Incorporation and Bylaws, the Company will be required to indemnify, or advance expenses to, an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors.

Pursuant to the Plan, indemnification agreements with each of the Company’s current and former officers, directors, agents, and/or employees (each, a “Contractual Indemnitee”) with respect to all present and future actions, suits, and proceedings against the Company or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtor, shall not be discharged or impaired by the Plan or the Confirmation Order; provided, however, that the Company shall not indemnify directors or officers of the Company for any claims or causes of action arising out of, or relating to, any act or omission resulting from gross negligence, willful misconduct, breach of fiduciary duty, intentional tort, a criminal act, or intentional fraud. Pursuant to the indemnification agreements, we will be obligated to indemnify the applicable Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding, other than an action or proceeding by or in our right, against all expenses, judgments, penalties, fines (including any excise taxes assessed on the Contractual Indemnitee with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, provided that he or she also had no reasonable cause to believe his or her conduct was unlawful. We will also be obligated to indemnify such Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding brought by or in our right to procure a judgment in our favor, against all expenses actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. Notwithstanding the foregoing sentence, no indemnification against expenses incurred by such Contractual Indemnitee in connection with such an action or proceeding brought by or in our right will be made in respect of any claim, issue or matter as to which such Contractual Indemnitee is adjudged to be liable to us or if applicable law prohibits such indemnification being made; provided, however, that, in such event, if applicable law so permits, indemnification against such expenses will nevertheless be made by us if and to the extent that the court in which such action or proceeding has been brought or is pending determines that, despite the adjudication of liability but in view of all the circumstances of the case, the Contractual Indemnitee is fairly and reasonably entitled to indemnity for such expenses.

The indemnification agreements also provide for the advancement of all reasonable expenses incurred by such Contractual Indemnitee in connection with any action or proceeding covered by the indemnification agreement. The Contractual Indemnitee will be required to repay any amounts so advanced if, and to the extent that, it is ultimately determined that he or she is not entitled to be indemnified by us against such expenses. The Contractual Indemnitee will further be required to return any such advance to us which remains unspent at the conclusion of the action or proceeding to which the advance related.

In addition, the DGCL permits the Company and its subsidiaries to purchase and maintain insurance on behalf of any person who is a director or officer for acts committed in their capacities as such directors or officers. The Company currently maintains such liability insurance.

Item 15.              Recent Sales of Unregistered Securities.

On the Effective Date, pursuant to the Plan, the Company issued:

●

2,035,811 shares of Common Stock and 975,492 Noteholder Warrants, pursuant to the rights offering for Common Stock and Noteholder Warrants conducted in reliance upon the exemption from registration under the Securities Act provided in Section 1145 of the Bankruptcy Code (the “1145 Rights Offering”); 1,424,679 shares of Common Stock and 683,777 Noteholder Warrants, pursuant to the rights offering for Common Stock and Noteholder Warrants conducted in reliance upon the exemption from registration under the Securities Act provided in Section 4(a)(2) of the Securities Act (the “4(a)(2) Rights Offering”); and 1,240,243 shares of Common Stock in connection with the Company’s Backstop Commitment Agreement with certain of its former noteholders, including 360,000 shares of Common Stock issued as the backstop commitment premium thereunder;

●	2,267,408 shares of Common Stock and 1,297,590 Noteholder Warrants to the Company’s former noteholders; and

●	75,000 shares of Common Stock and 810,811 Equity Warrants to holders of pre-emergence outstanding common stock of the Company.

On the Effective Date, pursuant to the Plan, the Company reserved (i) 2,956,859 shares of Common Stock for issuance upon the potential exercise of the Noteholder Warrants and (ii) 810,811 shares of Common Stock for issuance upon the potential exercise of the Equity Warrants.

The shares of Common Stock and the Noteholder Warrants (and the shares of Common Stock issuable upon the exercise thereof) issued pursuant to the 1145 Rights Offering pursuant to the Plan or pursuant to the backstop commitment premium, as described above, were exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code, which generally exempts from such registration requirements the issuance of securities under a plan of reorganization. The shares of Common Stock and the Noteholder Warrants issued pursuant to the 4(a)(2) Rights Offering or in connection with the Backstop Commitment Agreement referred to above (other than the backstop commitment premium as described above) were exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D thereunder.

Prior to inception of the Company’s Chapter 11 Case, the Company entered into a Securities Purchase Agreement (as amended by Amendment No. 1 thereto dated December 15, 2016, the “Purchase Agreement”) with MFP Partners, L.P. (“MFP”) and Franklin Mutual Advisers, LLC (together with MFP, the “Investors”), to issue and sell in a private placement (the “Private Placement”) 50,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share, for a cash purchase price of $1,000.00 per share of Series A Preferred Stock, or $50,000,000.00 in the aggregate. The closing of the Private Placement was conditioned upon a minimum of $250,000,000 in aggregate principal amount of the Company’s then-existing 6.375% Senior Notes due 2022 (the “Notes”) being tendered by December 31, 2016 (the “Minimum Tender Condition”) in the previously announced cash tender offer (the “Tender Offer”) by the Company for up to $300,000,000 aggregate principal amount of the Notes. The Minimum Tender Condition was not satisfied, and on December 30, 2016, the Company announced the termination of the tender offer.

On January 6, 2016, the Company received a notice of termination (the “Termination Notice”) of the Purchase Agreement from the Investors notifying the Company that the Investors had exercised their right to terminate the Purchase Agreement due the Company’s failure to satisfy the Minimum Tender Condition to the Tender Offer by December 31, 2016. Pursuant to the terms of the Purchase Agreement, the obligations of the Company and the Investors under the Purchase Agreement were immediately terminated upon receipt of the Termination Notice.

Due to the termination of the Purchase Agreement by the Investors for the Company’s failure to satisfy the Minimum Tender Condition, the Company was obligated pay the Investors a fee (the “Termination Fee”) equal to $4,000,000 with (i) 75% of such fee payable in cash and (ii) 25% of such fee payable in shares of the Company’s Class A common stock, par value $0.01 per share (“Class A Common Stock”). On January 11, 2017, the Company paid the Investors the Termination Fee, which was comprised of $3.0 million in cash and $1.0 million in shares of the Company’s Class A Common Stock, represented by 555,586 shares of Class A Common Stock (the “Termination Fee Shares”) based on an issuance price of $1.7999 per share of the Class A Common Stock, which is equal to the 10-day volume weighted average price of the Class A Common Stock as of the termination date of the Purchase Agreement, January 6, 2017. The issuance of the Termination Fee Shares pursuant to the Purchase Agreement was undertaken in reliance upon an exemption from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder.

Item 16.          Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

2.1

Order of the Bankruptcy Court, dated October 4, 2017, confirming the Company’s Amended Chapter 11 Plan of Reorganization, including a copy of the Company’s Amended Chapter 11 Plan of Reorganization (incorporated by reference to Exhibit 2.1 to our Form 8-K filed on October 5, 2017).

3.1	Amended and Restated Certificate of Incorporation of GulfMark Offshore, Inc. (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form 8-A filed on November 14, 2017).

3.2	Amended and Restated Bylaws of GulfMark Offshore, Inc. (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form 8-A filed on November 14, 2017).

4.1

Provisions of our Amended and Restated Certificate of Incorporation defining the rights of the holders of Common Stock (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form 8-A filed on November 14, 2017).

4.2

Provisions of our Amended and Restated Bylaws defining the rights of the holders of Common Stock (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form 8-A filed on November 14, 2017).

4.3	Specimen Stock Certificate representing Common Stock (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form 8-A filed on November 14, 2017).

4.4	Form of Redemption Warrant Agreement (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form 8-A filed on November 14, 2017).

4.5

Equity Warrant Agreement, dated as of November 14, 2017, between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form 8-A filed on November 14, 2017).

4.6

Noteholder Warrant Agreement, dated as of November 14, 2017, between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference to Exhibit 10.2 to our Form 8-K filed on November 17, 2017).

5.1*	Legal opinion of Duane Morris LLP as to the legality of the securities.

10.1

Registration Rights Agreement by and among GulfMark Offshore, Inc. and certain holders identified therein (incorporated by reference to Exhibit 10.1 to our Registration Statement on Form 8-A filed on November 14, 2017).

10.2

Credit Facility Agreement, dated November 14, 2017, by and among GulfMark Rederi AS, DNB Bank ASA, New York Branch, as agent, DNB Capital LLC as revolving lender and as swingline lender, and certain funds managed by Hayfin Capital Management LLP as term lenders (incorporated by reference to Exhibit 10.1 to our Form 8-K filed on November 17, 2017).

10.3	Letter Agreement, dated November 8, 2017, between GulfMark Offshore, Inc. and Quintin V. Kneen (incorporated by reference to Exhibit 10.1 to our Form 8-K filed on November 15, 2017).

10.4	Letter Agreement, dated November 8, 2017, between GulfMark Offshore, Inc. and James M. Mitchell (incorporated by reference to Exhibit 10.2 to our Form 8-K filed on November 15, 2017).

10.5	Letter Agreement, dated November 8, 2017, between GulfMark Offshore, Inc. and Samuel R. Rubio (incorporated by reference to Exhibit 10.3 to our Form 8-K filed on November 15, 2017).

10.6	Letter Agreement, dated November 8, 2017, between GulfMark Offshore, Inc. and David E. Darling (incorporated by reference to Exhibit 10.4 to our Form 8-K filed on November 15, 2017).

10.7

Amended and Restated Employment Agreement, dated effective as of May 11, 2017, among GulfMark Offshore, Inc., GulfMark Americas, Inc. and Quintin V. Kneen (incorporated by reference to Exhibit 10.1 to our Form 8-K filed on May 18, 2017).

10.8

Change of Control Agreement dated March 17, 2017 and effective January 1, 2017 between GulfMark Offshore, Inc. and Cindy Muller (incorporated by reference to Exhibit 10.5 to our quarterly report on Form 10-Q filed on May 10, 2017).

10.9

Form of Key Employee Retention Bonus Agreement dated effective March 13, 2017 between GulfMark Offshore, Inc. and named executive officers of GulfMark Offshore, Inc. (incorporated by reference to Exhibit 10.1 to our Form 8-K filed on March 17, 2017).

10.10	Severance Protection Agreement, dated April 6, 2016, by and between GulfMark Offshore, Inc. and Samuel R. Rubio (incorporated by reference to Exhibit 10.1 to our Form 8-K filed on April 11, 2016).

10.11

Severance Protection Agreement, dated April 6, 2016, by and between GulfMark Offshore, Inc. and David E. Darling (incorporated by reference to Exhibit 10.2 to our quarterly report on Form 10-Q filed on July 27, 2016).

10.12	Letter agreement between Quintin V. Kneen and GulfMark Offshore, Inc. dated March 23, 2015 (incorporated by reference to Exhibit 10.1 to our Form 8-K filed on March 26, 2015).

10.13	Letter agreement between James M. Mitchell and GulfMark Offshore, Inc. dated March 23, 2015 (incorporated by reference to Exhibit 10.2 to our Form 8-K filed on March 26, 2015).

10.14	Employment Agreement, dated May 30, 2013, between James M. Mitchell and GulfMark Offshore, Inc. (incorporated by reference to Exhibit 10.1 to our Form 8-K filed on June 4, 2013).

10.15	Change of Control Agreement, dated May 30, 2013, between James M. Mitchell and GulfMark Offshore, Inc. (incorporated by reference to Exhibit 10.2 to our Form 8-K filed on June 4, 2013).

10.16	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to our Form 8-K filed on February 24, 2010) (SEC File No. 001-33607).

10.17	GulfMark Offshore, Inc. Severance Benefits Policy, effective as of August 1, 2001 (incorporated by reference to Exhibit 10.6 to our Form 8-K filed on October 19, 2009) (SEC File No. 001-33607).

10.18

Amendment to GulfMark Offshore, Inc. Severance Benefits Policy, effective as of October 13, 2009 (incorporated by reference to Exhibit 10.7 to our Form 8-K filed on October 19, 2009) (SEC File No. 001-33607).

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to our annual report on Form 10-K filed on March 17, 2017).

23.1*	Consent of KPMG LLP.

23.2*	Consent of Duane Morris LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (set forth on the signature page to this Registration Statement).

* Filed herewith

Item 17.               Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 21, 2017.

GULFMARK OFFSHORE, INC.

By:	/s/ Quintin V. Kneen
Quintin V. Kneen
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby designates, constitutes and appoints each of Quintin V. Kneen and James M. Mitchell (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution (the “Attorneys-in-Fact”), for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, which amendments may make such changes in this Registration Statement as either Attorney-in-Fact deems appropriate, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates (including any subsequent registration statement filed by the registrant pursuant to Rule 462 of the Securities Act which relates to this Registration Statement), or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such Attorney-in-Fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each signatory might or could do in person, and hereby ratifies and confirms all that said Attorneys-in-Fact or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their respective capacities and on the dates indicated.

Signature	Title	Date

/s/ Quintin V. Kneen	President, Chief Executive Officer	December 21, 2017
Quintin V. Kneen	and Director (Principal Executive Officer)

/s/ James M. Mitchell	Executive Vice President and Chief	December 21, 2017
James M. Mitchell	Financial Officer (Principal Financial Officer)

/s/ Samuel R. Rubio	Senior Vice President, Controller	December 21, 2017
Samuel R. Rubio	and Chief Accounting Officer (Principal Accounting Officer)

/s/ Louis Raspino	Chairman of the Board of Directors	December 21, 2017
Louis Raspino

/s/ Eugene Davis	Director	December 21, 2017
Eugene Davis

/s/ Domenic DiPiero	Director	December 21, 2017
Domenic DiPiero

/s/ Scott McCarty	Director	December 21, 2017
Scott McCarty

/s/ Krishna Shivram	Director	December 21, 2017
Krishna Shivram

/s/ Kenneth Traub	Director	December 21, 2017
Kenneth Traub